Exhibit 10.1

Execution version

LOAN AND SECURITY AGREEMENT

dated as of

October 17, 2025

among

CPCI FUNDING SPV, LLC,

and

CPCI FUNDING SPV II, LLC

as Borrowers

The Lenders Party Hereto

The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

CRESCENT PRIVATE CREDIT INCOME CORP.,
as Servicer

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Table of Contents

i

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Schedules

Schedule 1 Transaction Schedule

Schedule 2 Contents of Notice of Acquisition

Schedule 3 Eligibility Criteria

Schedule 4 Concentration Limitations

Schedule 5 Initial Portfolio Investments

Schedule 6 Moody’s Industry Classifications and Moody’s Sub-Industry Classifications

Schedule 7 Partial PIK Obligation – Notice Form

Exhibits

Exhibit A Form of Request for Advance

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LOAN AND SECURITY AGREEMENT dated as of October 17, 2025 (this “Agreement”) among CPCI FUNDING SPV, LLC, as borrower (“CPCI SPV”); CPCI FUNDING SPV II, LLC, as borrower (“CPCI SPV II” and, collectively with CPCI SPV, the “Companies” and, each individually, a “Company”); CRESCENT PRIVATE CREDIT INCOME CORP., as servicer (the “Servicer”); the Lenders party hereto; U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, in its capacities as collateral agent (in such capacity, the “Collateral Agent”) and collateral administrator (in such capacity, the “Collateral Administrator”); U.S. BANK NATIONAL ASSOCIATION, in its capacity as securities intermediary (in such capacity, the “Securities Intermediary”); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

The Companies intend to acquire or originate and finance certain corporate loans and other corporate debt securities (the “Portfolio Investments”), all on and subject to the terms and conditions set forth herein.

Furthermore, (i) CPCI SPV has entered into an amended and restated sale and contribution agreement (the “SPV Sale and Contribution Agreement”), dated as of October 17, 2025, between CPCI SPV and Crescent Private Credit Income Corp. (in such capacity, the “Seller”), pursuant to which CPCI SPV shall from time to time acquire Portfolio Investments from the Seller, and (ii) CPCI SPV II has entered into an amended and restated sale and contribution agreement (the “SPV II Sale and Contribution Agreement”), dated as of October 17, 2025, between CPCI SPV II and the Seller, pursuant to which CPCI SPV II shall from time to time acquire Portfolio Investments from the Seller.

On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association (“JPMCB”) and its respective successors and permitted assigns (together with JPMCB, the “Lenders”) have agreed to make advances to the Companies (“Advances”) hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the “Transaction Schedule”).

Accordingly, the parties hereto agree as follows:

Certain Defined Terms

“Account Control Agreement” means, as applicable, (i) the Securities Account Control Agreement, dated as of October 17, 2025, among CPCI SPV, the Administrative Agent, the Collateral Agent and the Securities Intermediary, and (ii) the Securities Account Control Agreement, dated as of October 17, 2025, among CPCI SPV II, the Administrative Agent, the Collateral Agent and the Securities Intermediary.

“Additional Distribution Date” has the meaning set forth in Section 4.05.

“Adjusted Applicable Margin” means the stated Applicable Margin for Non-Traded Advances and the stated Applicable Margin for Traded Advances, as applicable, set forth on the Transaction Schedule plus 2% per annum.

“Administrative Agency Fee” has the meaning set forth in the Administrative Agency Fee Letter.

“Administrative Agency Fee Letter” means the letter agreement, dated as of the Effective Date, by and between the Companies and the Administrative Agent.

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“Administrative Agent” has the meaning set forth in the introductory section of this Agreement.

“Advances” has the meaning set forth in the introductory section of this Agreement.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Company) at law or in equity, or before or by any Governmental Authority, whether pending, active or, to any Company’s or the Servicer’s knowledge, threatened against or affecting any Company or the Servicer or their respective property that would reasonably be expected to result in a Material Adverse Effect.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person but, which shall not, with respect to any Company, include the obligors under any Portfolio Investment. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided, for the avoidance of doubt, that no Person will be deemed to control the Parent due to providing investment advisory or other similar services to the Parent.

“Agent” has the meaning set forth in Section 9.01.

“Agent Business Day” means any day on which commercial banks settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be Chicago, Illinois).

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Amendment” has the meaning set forth in Section 6.03.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to each Company from time to time concerning or relating to bribery or corruption.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin for Non-Traded Advances” means the applicable margin for Non-Traded Advances, as set forth on the Transaction Schedule.

“Applicable Margin for Traded Advances” means the applicable margin for Traded Advances, as set forth on the Transaction Schedule.

“AR” has the meaning set forth in the definition of “Borrowing Base Test”.

“Assignee” has the meaning provided in Section 10.06(b).

“AUD” means Australian dollars.

“AUD Screen Rate” means, for each Calculation Period relating to an Advance in AUD, the average bid reference rate administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal to three months as displayed on page BBSY of the Reuters screen that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Calculation Period. If such rate is not available at such time for any reason, then the AUD Screen Rate for such Calculation Period shall be deemed to be the rate (which shall not be less than zero) at which AUD deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered in the Sydney interbank market in immediately available funds at such time (as determined by the Administrative Agent in its commercially reasonable discretion). Notwithstanding anything in the foregoing to the contrary, if the AUD Screen Rate as calculated for any purpose under this Agreement is below zero percent, the AUD Screen Rate will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Calculation Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Calculation Period” pursuant to clause (f) of Section 3.02.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent and the Companies, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day,(i) with respect to USD denominated Advances, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.5% and (c) the Term SOFR Rate for a one month Calculation Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology), (ii) with respect to CAD denominated Advances, the Canadian Prime Rate and (iii) with respect to any AUD, Euro or GBP denominated Advances, the annual rate of interest announced from time to time by the Administrative Agent (or an affiliate thereof) as being its reference rate then in effect for determining interest rates on commercial loans made by it in Australia (in the case of Advances denominated in AUD), the United Kingdom (with respect to Advances denominated in GBP) or the Euro Zone (with respect to Advances denominated in Euros). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, the Term SOFR Rate, the Canadian Prime Rate or a rate specified in clause (iii) above shall be effective from and including the effective date of such change. In the event that any applicable Base Rate is below zero percent at any time during the term of this Agreement, it shall be deemed to be zero percent until it exceeds zero percent again.

“Base Rate Advance” means, on any date of determination, any Advance denominated in any Currency that bears interest at the applicable Base Rate plus the Applicable Margin for Advances (or the Adjusted Applicable Margin, as applicable).

“Benchmark” means, with respect to Advances in each Currency, initially, the applicable Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.02.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Advance denominated in a Permitted Non-USD Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (in consultation with the Companies) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0% per annum, the Benchmark Replacement will be deemed to be 0% per annum for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Calculation Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Calculation Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Calculation Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (in consultation with the Companies) for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Daily Simple SOFR”, the definition of “U.S. Government Securities Business Day,” the definition of “Calculation Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion, in consultation with the Companies, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (in consultation with the Companies) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and

(b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 3.02 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 3.02.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BKBM Screen Rate” means, for each Calculation Period relating to an Advance in NZD, the average bank bid reference rate administered by the New Zealand Financial Markets Association (or any other Person that takes over the administration of such rate) for bills of exchange with a tenor equal to three months as displayed on page BKBM of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Wellington, New Zealand time) on the first day of such Calculation Period. If such rate is not available at such time for any reason, then the BKBM Screen Rate for such Calculation Period shall be deemed to be the rate (which shall not be less than zero) at which NZD deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered in the Wellington, New Zealand interbank market in immediately available funds at such time (as determined by the Administrative Agent in its commercially reasonable discretion). Notwithstanding anything in the foregoing to the contrary, if the BKBM Screen Rate as calculated for any purpose under this Agreement is below zero percent, the BKBM Screen Rate will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Borrowing Base Test” means a test that will be satisfied on any date of determination if the following is true:

Net AdvanceNet Asset Value ≤AR

Where:

AR = 60.0%.

“Business Day” means any day on which commercial banks are open in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be Chicago, Illinois); provided that (i) with respect to any SONIA related provisions herein or the payment, calculation or conversion of amounts denominated in GBP, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England, (ii) with respect to any provisions herein relating to the setting of EURIBOR or the payment, calculation or conversion of amounts denominated in Euros, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England or which is not a TARGET2 Settlement Day, (iii) with respect to any CAD related provisions herein or the payment, calculation or conversion of amounts denominated in CAD, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Toronto, Canada, (iv) with respect to any AUD related provisions herein or the payment, calculation or conversion of amounts denominated in AUD, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Sydney, Australia, (v) with respect to any NZD related provisions herein or the payment, calculation or conversion of amounts denominated in NZD, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Auckland, New Zealand, (vi) with respect to any SEK related provisions herein or the payment, calculation or conversion of amounts denominated in SEK, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Stockholm, Sweden and (vii) with respect to any CHF related provisions herein or the payment, calculation or conversion of amounts denominated in CHF, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Geneva, Switzerland; provided further that, in addition to the foregoing, a Business Day shall be, in relation to Term Benchmark Advances and any interest rate settings, fundings, disbursements, settlements or payments of any such Term Benchmark Advances or any other dealings of such Term Benchmark Advances, any such day that is only a U.S. Government Securities Business Day.

“CAD” means Canadian dollars.

“Calculation Period” means the quarterly period from and including the date on which the first Advance is made hereunder to but excluding the first Calculation Period Start Date following the date of such Advance and each successive quarterly period from and including a Calculation Period Start Date to but excluding the immediately succeeding Calculation Period Start Date (or, in the case of the last Calculation Period, if the last Calculation Period does not end on the last calendar day of March, June, September or December, the period from and including the related Calculation Period Start Date to but excluding the Maturity Date).

“Calculation Period Start Date” means the first calendar day of January, April, July and October of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing January 2026.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate published by Bloomberg Financial Markets Commodities News (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time) at 10:15 a.m. Toronto time on such day and (ii) the Term CORRA, plus 1% per annum. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the Term CORRA shall be effective from and including the effective date of such change in the PRIMCAN Index or Term CORRA, respectively.

“Capital Call Capacity” means, as of any date of determination, an amount equal to the sum of the unfunded capital commitments (as defined in the constituent documents of the Parent) that the Parent is entitled to call from its equity owners that are not defaulting holders (however defined in the constituent documents of the parent and/or each applicable subscription document) in accordance with the constituent documents of the Parent.

“Capital Call Confirmation Package” means, with respect to any Market Value Trigger Event, the following documents, agreements and notices:

(i) a fully executed equity commitment letter executed by the Parent evidencing the commitment to acquire contribution(s) of cash to a Company no later than the date that is thirteen (13) Business Days following the date on which such Company receives notice from the Administrative Agent of the occurrence of a Market Value Trigger Event (an “Equity Commitment Letter”);

(ii) a written notice from the Parent (A) containing representations and covenants by the Parent that (1) it has entered into the agreement set forth in clause (C) below and the amounts to be contributed to a Company will be funded no later than the eleventh calendar day following delivery of such agreement (or, if not a Business Day, the first Business Day thereafter); (2) the aggregate amount specified in the Equity Commitment Letter and the related capital calls, together with all other amounts available to effect such Market Value Cure in accordance with the definition of such term, is at least equal to the amount necessary to effect a Market Value Cure; (3) the aggregate amount specified in the Equity Commitment Letter and the related capital calls does not cause the Capital Call Capacity to be exceeded; (4) the Parent will deposit (or cause its equity owners to deposit) the proceeds of capital contributions from its equity owners into the MV Cure Account or any applicable Designated AA Account within one (1) Business Day of receipt thereof (or as soon as practicable thereafter but no later than the conclusion of the Extended Cure Period); (5) each capital call has been made in compliance with the Parent’s organizational documents (including that each such equity owner has unfunded capital commitments at least equal to the amount of capital called from such equity owner, which are available for the purpose contemplated hereby) and the Parent’s organizational documents and (6) the Capital Call Capacity is at least equal to the product of (i) 125% and (ii) the sum of (a) the amount called in accordance with the Equity Commitment Letter and (b) the amount of total liabilities (other than the liabilities of such Company constituted by the Loan Documents) of the Parent as reported under GAAP, (B) containing a covenant by the Parent to immediately inform the Administrative Agent if it has received notice or has any other reason to believe that the relevant capital commitments of the Parent’s equity owners will not be timely satisfied and (C) attaching a copy of the requests for capital contributions by the Parent in connection with the proposed Market Value Cure; and

(iii) a copy of the most recent quarterly or annual financial statements for the Parent, together with a representation from the Parent that such financial statements fairly present, in accordance with GAAP, the financial condition (as of the date thereof) of each of the Parent and such Company.

“Cash Equivalents” means:

(a) in respect of each USD Collateral Account, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than U.S.$1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than U.S.$5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and

(b) in respect of each Permitted Non-USD Currency Account in respect of GBP and CAD, any high grade cash equivalent security or obligation issued by Canada, England or any agency or political subdivision thereof, the Collateral Agent or any of its Affiliates or another obligor acceptable to the Administrative Agent that is identified to the Servicer and the Administrative Agent as an available investment in the applicable Permitted Non-USD Currency by the Securities Intermediary, selected by the Servicer in a written notice (including via email) to the Administrative Agent, the Collateral Agent and the Securities Intermediary and consented to by the Administrative Agent in a written notice (including via email) to the Servicer, the Collateral Agent and the Securities Intermediary.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be deemed to have occurred after the Effective Date for purposes of this definition, regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” means an event or series of events by which (A) the Parent or its Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to direct the management policies and decisions of any Company or (ii) shall cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of any Company, (B) Crescent Capital Group LP or its Affiliates, collectively, shall cease to possess, directly or indirectly, the right to direct the management policies and decisions of Crescent Cap NT Advisors, LLC (or such other entity as may then be serving as the investment adviser of the Parent pursuant to clause (C) below) or (C) Crescent Cap NT Advisors, LLC or its Affiliates shall cease to be the investment adviser of the Parent.

“Charges” has the meaning set forth in Section 10.08.

“CHF” means Swiss Francs.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 8.02(a).

“Collateral Accounts” has the meaning set forth in Section 8.01(a).

“Collateral Administrator” has the meaning set forth in the introductory section of this Agreement.

“Collateral Agent” has the meaning set forth in the introductory section of this Agreement.

“Collateral Principal Amount” means on any date of determination (A) the aggregate principal balance of the Portfolio, excluding the unfunded balance of any Delayed Funding Term Loan, as of such date plus (B) the amounts on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds as of such date and the amounts on deposit in the Unfunded Exposure Account (including cash and Eligible Investments) as of such date minus (C) the aggregate principal balance of all Ineligible Investments as of such date.

“Collection Account” means the Interest Collection Account of each Company and the Principal Collection Account of each Company, collectively.

“Commitment Increase Date” means any Business Day on which the Administrative Agent (in its sole discretion) approves in writing (which may be by email) a Commitment Increase Request. For the avoidance of doubt, the Scheduled Financing Commitment Increase Date is not a Commitment Increase Date.

“Commitment Increase Request” means, on any date during the Reinvestment Period, the request of the Companies in writing (which may be by email) to the Administrative Agent and the Lenders for an increase of the Financing Commitments pursuant to Section 2.06.

“Company” has the meaning set forth in the introductory section of this Agreement.

“Competitor” means any person that is, at the time of a proposed assignment by a Lender pursuant to Section 10.06(b), primarily engaged in the business of originating middle-market debt financing facilities, broadly syndicated debt financing facilities and any Affiliate thereof; provided that no such Affiliate shall constitute a Competitor if such Affiliate is a bank, an insurance company or a broker-dealer that operates independently from such Person (including with respect to asset management and credit underwriting functions) and maintains information barriers between itself and such Person for information that relates to originating, investing in or providing financing for unitranche loans or other middle-market loans.

“Concentration Limitation Excess” means, on any date of determination, without duplication, all or the portion of the principal amount of any Portfolio Investment (other than any Ineligible Investment) that exceeds any Concentration Limitation as of such date; provided that the Servicer shall select in its sole discretion which Portfolio Investment(s) constitute part of the Concentration Limitation Excess; provided further that with respect to any Delayed Funding Term Loan, the Servicer shall select any term Portfolio Investment from the same obligor and/or any funded portion of the aggregate commitment amount of such Delayed Funding Term Loan before selecting any unfunded portion of such aggregate commitment amount; provided further that if the Servicer does not so select any Portfolio Investment(s), the applicable portion of the Portfolio Investment(s) determined by the Administrative Agent shall make up the Concentration Limitation Excess.

“Concentration Limitations” has the meaning set forth in Schedule 4.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Corresponding Tenor” means with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Risk Party” has the meaning set forth in Article VII.

“Currency” means USD and each Permitted Non-USD Currency.

“Currency Shortfall” has the meaning specified in Section 4.06(b).

“Custodial Account” means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Daily Simple SARON” means, for each day during any Calculation Period, SARON, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in consultation with the Companies in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SARON” for business loans, as determined for such day at approximately 11:00 a.m., Geneva time, on the immediately preceding Business Day. Notwithstanding anything in the foregoing to the contrary, if Daily Simple SARON as calculated for any purpose under this Agreement is below zero percent, Daily Simple SARON will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Daily Simple SOFR Advance” means any Advance bearing interest at a rate determined by reference to the Daily Simple SOFR.

“Daily Simple SONIA” means, for each day during any Calculation Period, SONIA, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in consultation with the Companies in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SONIA” for business loans, as determined for such day at approximately 11:00 a.m., London time, on the immediately preceding Business Day. Notwithstanding anything in the foregoing to the contrary, if Daily Simple SONIA as calculated for any purpose under this Agreement is below zero percent, Daily Simple SONIA will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Default” has the meaning set forth in Section 1.03.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances or (ii) pay over any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action; provided that neither JPMCB nor any of its Affiliates shall constitute a Defaulting Lender on any date on which JPMCB or its Affiliate acts as Administrative Agent and the Lenders are comprised solely of JPMCB and/or its Affiliates.

“Delayed Funding Term Loan” means any Loan that (a) requires the holder thereof to make one or more future advances to the obligor pursuant to the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on or prior to one or more fixed dates, and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; but, for the avoidance of doubt, any such Loan will be a Delayed Funding Term Loan only until all commitments by the applicable Company to make such future advances to the obligor thereon expire or are terminated or reduced to zero; provided that, upon the making of each installment, such portions shall no longer be deemed to be a “Delayed Funding Term Loan” for purposes of this Agreement.

“Deliver” (and its correlative forms) means the taking of the following steps by or on behalf of a Company or the Servicer:

(1) except as provided in clauses (3) or (4) below, in the case of Portfolio Investments and Eligible Investments and amounts on deposit in the Collateral Accounts, by (x) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the applicable Collateral Account and (y) causing the Securities Intermediary to agree, pursuant to the Account Control Agreement, that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by such Company;

(2) [reserved];

(3) in the case of Portfolio Investments consisting of money or instruments (the “Possessory Collateral”) that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such Possessory Collateral in the State of New York, or (y) a Person other than such Company and a securities intermediary (A)(I) to obtain possession of such Possessory Collateral in the State of New York, and (II) to then authenticate a record acknowledging that it holds possession of such Possessory Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such Possessory Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such Possessory Collateral in the State of New York;

(4) in the case of any account which constitutes a “deposit account” under Article 9 of the UCC, by causing the Securities Intermediary to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing dominion and control over such account in favor of the Collateral Agent; and

(5) in all cases, by filing or causing the filing of a financing statement with respect to such Collateral with the Delaware Secretary of State.

In addition, the Servicer on behalf of each Company will obtain any and all consents required by the Underlying Instruments relating to any general intangibles for the transfer of ownership from Seller to such Company and/or the pledge of such assets pursuant to this Agreement (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

Notwithstanding anything contained herein to the contrary, neither the Parent nor any Company shall be required to make any filings, or take any other actions, under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia in respect of the Collateral in connection with the attachment, perfection or priority of the Collateral Agent’s security interest in the Collateral.

“Designated AA Account” means, in connection with any Market Value Cure occurring at a time when an Event of Default under clause (d), (e), (f) or (h) of the definition of such term (or an event giving rise to a Default relating to any such clause) has occurred and is continuing, any account of the Administrative Agent designated by the Administrative Agent to each Company and the Collateral Agent in writing (including via email) for the benefit of the Lenders.

“Designated Email Notification Address” means the following email addresses: [__]; provided that, so long as no Event of Default shall have occurred and be continuing and no Market Value

Event shall have occurred, the Companies may, upon at least three (3) Business Days’ written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate any other email address as the Designated Email Notification Address; provided further that, the number of Designated Email Notification Addresses may not be greater than five (5) at any time.

“Designated Independent Dealer” means J.P. Morgan Securities LLC; provided that, so long as no Market Value Event shall have occurred and no Event of Default shall have occurred and is continuing, the Servicer may, upon at least five (5) Business Days’ written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate another Independent Dealer as the Designated Independent Dealer.

“Disqualified Institution” means any Person that is not a Treaty Beneficiary, unless such Person has received the written consent of the Companies (acting in its sole discretion) prior to becoming a party to this Agreement or becoming a Lender Participant or, with respect to a Person that is initially a Treaty Beneficiary at the time such Person becomes a party to this Agreement or becomes a Lender Participant, the date on which such Person ceases to qualify as a Treaty Beneficiary.

“Dollar Equivalent” means, with respect to any Advance denominated in a Permitted Non-USD Currency, the amount of USD that would be required to purchase the amount of such Permitted Non-USD Currency of such Advance using the reciprocal foreign exchange rates obtained as described in the definition of the term Spot Rate.

“EBITDA” means with respect to any period and any Portfolio Investment, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for such Portfolio Investment; provided that in the event that such term is not so defined, an amount, for the related obligor and any of its parents or subsidiaries that are obligated with respect to such Portfolio Investment pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP or IFRS, as applicable), equal to earnings from continuing operations for such period plus (i) interest expense, (ii) income taxes, (iii) depreciation, (iv) amortization, (v) to the extent expressly approved by the Administrative Agent on a Portfolio Investment by Portfolio Investment basis, any other non‑cash charges and organization costs, extraordinary losses in accordance with GAAP or IFRS, one‑time, non‑recurring non‑cash charges and costs and expenses reducing earnings, other extraordinary non‑recurring costs and expenses for such period (to the extent deducted in determining earnings from continuing operations for such period), and (vi) any reasonably identifiable and factually supportable “run rate” cost savings operating improvements, operating expense reductions and synergies that are projected by the borrower of such Portfolio Investment in good faith related to any applicable acquisition, merger or other corporate combinations, provided that such amounts added back under this clause (vi) shall be calculated by the Servicer in good faith and a commercially reasonable manner, shall not exceed 20% of EBITDA for any relevant period and are reasonably anticipated to result from actions taken or to be taken within 12 months after the consummation of any change resulting in such add backs.

“Effective Date” has the meaning set forth in Section 2.04.

“Eligibility Criteria” has the meaning set forth in Section 1.03.

“Eligible Investments” has the meaning set forth in Section 4.01.

“Equity Commitment Letter” has the meaning set forth in the definition of the term “Capital Call Confirmation Package”.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Company or the Parent, as applicable, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

“ERISA Event” means that (1) a Company has underlying assets which constitute “plan assets” under the Plan Asset Rules (and, for purposes of an Event of Default pursuant to clause (i) of the definition of such term, such event would reasonably be expected to have a Material Adverse Effect), or (2) a Company sponsors, maintains, contributes to or is required to contribute to any Plan, or any Company incurs a liability with respect to any Plan sponsored, maintained or contributed to by an ERISA Affiliate which, in any case with respect to this clause (2), would reasonably be expected to have a Material Adverse Effect.

“EURIBOR” means, for each Calculation Period relating to an Advance in Euros, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) displayed on Reuters Screen EURIBOR01 on the Bloomberg Financial Markets Commodities News (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the Euro in the Euro Zone) at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Calculation Period, as the rate for Euro deposits with a maturity of three months. If such rate is not available at such time for any reason, then EURIBOR for such Calculation Period shall be the rate (which shall not be less than zero) at which Euro deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered by the principal Brussels office of the Administrative Agent in immediately available funds in the Euro Zone interbank market at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Calculation Period. Notwithstanding anything in the foregoing to the contrary, if EURIBOR as calculated for any purpose under this Agreement is below zero percent, EURIBOR will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Euro” or “€” means the lawful currency of Participating Member States.

“Event of Default” has the meaning set forth in Article VII.

“Excess Interest Proceeds” means, at any time of determination, the excess of (1) amounts then on deposit in the Collateral Accounts representing Interest Proceeds over (2) the projected amount required to be paid pursuant to Section 4.05(a) and (b) on the next Interest Payment Date, the Maturity Date or the next Additional Distribution Date, as applicable, in each case, as determined by the Companies in good faith and in a commercially reasonable manner and verified by the Administrative Agent (in each case, in connection with a Permitted Distribution or a Permitted RIC Distribution, after giving effect to any payment of accrued and unpaid interest on the Advances on the date of such distribution).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b)(x) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Financing Commitment or Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Financing Commitment or Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office and (y) all U.S. backup withholding Taxes and (c) Taxes attributable to such Secured Party’s failure to comply with Section 3.03(f) and (d) any Taxes imposed under FATCA.

“Existing Indebtedness” means the existing Indebtedness of (i) CPCI SPV under that certain credit facility evidenced by that certain Loan and Security Agreement, dated as of December 8, 2023 (as amended, restated, supplemented or otherwise modified to date), among CPCI SPV, as borrower, Servicer, as servicer, the lenders party thereto, JPMCB, as administrative agent, Collateral Agent, as collateral agent and collateral administrator, and Securities Intermediary as securities intermediary, and (ii) CPCI SPV II under that certain credit facility evidenced by that certain Loan and Security Agreement, dated as of March 31, 2025 (as amended, restated, supplemented or otherwise modified to date), among CPCI SPV II, as borrower, Servicer, as servicer, the lenders party thereto, JPMCB, as administrative agent, Collateral Agent, as collateral agent and collateral administrator, and Securities Intermediary as securities intermediary.

“FATCA” means Sections 1471 through 1474 of the Code as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code and any such intergovernmental agreement, treaty or convention.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financing Commitment” means, with respect to each Lender, the commitment of such Lender to provide Advances to the Companies hereunder in an amount up to but not exceeding the amount set forth opposite such Lender’s name on the Transaction Schedule.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“GBP” and “£” mean British Pounds.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“IFRS” means the international financial reporting standards of the International Accounting Standards Board (or any successor organization) in the effect from time to time.

“Indebtedness” as applied to any Person, means, without duplication, as determined in accordance with GAAP, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) that portion of obligations with respect to capital leases that is properly classified as a liability of such Person on a balance sheet; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt, lease obligations or similar obligations to repay money of others guaranteed by such Person or for which such Person acts as surety and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss. Notwithstanding the foregoing, “Indebtedness” shall not include (x) a commitment arising in the ordinary course of business to purchase a future Portfolio Investment in accordance with the terms of this Agreement or (y) any obligations or liabilities which would be required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP.

“Indemnified Person” has the meaning specified in Section 5.03.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Company under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.04(b).

“Independent Dealer” means any of the following (as such list may be revised from time to time by mutual agreement of the Companies and the Administrative Agent): Bank of America/Merrill Lynch, Barclays Bank, BNP Paribas, Citibank, Deutsche Bank, Goldman Sachs, Morgan Stanley, UBS and any Affiliate of any of the foregoing, but in no event including any Company or any Affiliate of any Company.

“Ineligible Investment” means any Portfolio Investment that fails, at any time, to satisfy the Eligibility Criteria; provided that with respect to any Portfolio Investment for which the Administrative Agent has waived one or more of the criteria set forth on Schedule 3, the Eligibility Criteria in respect of such Portfolio Investment shall be deemed not to include such waived criteria at any time after such waiver and such Portfolio Investment shall not be considered an “Ineligible Investment” by reason of its failure to meet such waived criteria; provided further that any Portfolio Investment (other than an Initial Portfolio Investment) which has not been approved by the Administrative Agent pursuant to Section 1.02 on or prior to its Trade Date or Substitution Date, as applicable, will be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved; provided further, that the Companies shall notify the Administrative Agent within two (2) Business Days of any Company or the Servicer having actual knowledge of any Portfolio Investment becoming an Ineligible Investment; provided further that if after becoming an Ineligible Investment, any Portfolio Investment subsequently satisfies the Eligibility Criteria set forth on Schedule 3 (or such Eligibility Criteria has been waived by the Administrative Agent), such Portfolio Investment may be reapproved; provided further that any Participation Interest that has not been elevated to an absolute assignment on or prior to the 45th calendar day (or, if the Administrative Agent determines in its sole discretion that the Companies are diligently pursuing such assignment within such 45 calendar day period and has been unable to do so, the 60th calendar day) following the Effective Date shall constitute an Ineligible Investment until the date on which such elevation has occurred.

“Information” means all information received from any Company or any Affiliate thereof relating to any Company or its business or any obligor in respect of any Portfolio Investment in connection with the transactions contemplated by this Agreement.

“Initial Financing Commitment” means the Financing Commitment of the Lender as of the date of this Agreement as set forth in Paragraph 2 of the Transaction Schedule.

“Initial Portfolio Investments” means the Portfolio Investments listed in Schedule 5 acquired by the Companies from the Seller pursuant to certain sale and participation agreements and owned by the Companies on the Effective Date.

“Interest Collection Account” means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of Interest Proceeds denominated in USD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Interest Payment Date” has the meaning set forth in Section 4.03(b).

“Interest Proceeds” means all payments of interest received in respect of the Portfolio Investments and Eligible Investments acquired with the proceeds of Portfolio Investments (in each case other than accrued interest purchased using Principal Proceeds, but including proceeds received from the sale of interest accrued after the date on which a Company acquired the related Portfolio Investment), all other payments on the Eligible Investments acquired with the proceeds of Portfolio Investments (for the avoidance of doubt, such other payments shall not include principal payments (including, without limitation, prepayments, repayments or sale proceeds) with respect to Eligible Investments acquired with Principal Proceeds) and all payments of fees, dividends and other similar amounts received in respect of the Portfolio Investments or deposited into any of the Collateral Accounts (including closing fees, commitment fees, underwriting fees, facility fees, late payment fees, amendment fees, waiver fees, prepayment fees and premiums, ticking fees, delayed compensation, customary syndication or other up-front fees and customary administrative agency or similar fees); provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the MV Cure Account, the Unfunded Exposure Account or any proceeds therefrom.

“Investment” means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any Loan or advance to any other Person, or (c) becoming obligated with respect to a contingent obligation in respect of obligations of any other Person.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“JPMCB” has the meaning set forth in the introductory section of this Agreement.

“Lender Participant” has the meaning set forth in Section 10.06(c).

“Lenders” has the meaning set forth in the introductory section of this Agreement.

“Leverage Ratio” with respect to any Portfolio Investment and for the period of four fiscal quarters ending on the most recently ended quarter prior to such date, the meaning of “Leverage Ratio” (for such applicable lien or level within the capital structure) or any comparable definition relating to indebtedness in the Underlying Instruments for such Portfolio Investment, in each case giving effect to the netting of cash from such calculation to the extent permitted in such Underlying Instruments (determined based on the period of four fiscal quarters ending on the most recently ended quarter prior to such date for which financial statements are available); provided that in the event that such term is not so defined in the Underlying Instruments for such Portfolio Investment, Leverage Ratio will be calculated on a consolidated basis for the applicable obligor and its consolidated affiliates, without duplication, as the ratio of (a) indebtedness for borrowed money (for such applicable lien or level within the capital structure) to (b) EBITDA in accordance with GAAP or IFRS, as applicable, as determined by the Administrative Agent in its commercially reasonable judgement (and notified to the Collateral Administrator).

“Liabilities” has the meaning set forth in Section 5.03.

“Lien” means any security interest, lien, charge, pledge, preference or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term and/or revolving loan agreement or other similar credit agreement.

“Loan Documents” means this Agreement, the Sale and Contribution Agreements, the Administrative Agency Fee Letter, the Account Control Agreements, any Equity Commitment Letter and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.

“Margin Stock” has the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve Board.

“Market Value” means, on any date of determination, (i) with respect to any Senior Secured Loan or Second Lien Loan, (a) in the case of a Loan, the average indicative bid-side price (expressed as a percentage) determined by LoanX/Markit Group Limited and (b) in the case of a bond, the average indicative bid-side price for such bond as reported by TRACE (or, if the Administrative Agent determines in its sole discretion that such bid price or TRACE price is not available or is not indicative of the actual current market value, the market value of such Senior Secured Loan, Second Lien Loan or bond as determined by the Administrative Agent in good faith and in a commercially reasonable manner) and (ii) with respect to any other Portfolio Investment, the market value of such Portfolio Investment as determined by the Administrative Agent in good faith and in a commercially reasonable manner, in each case, expressed as a percentage of par.

So long as no Market Value Event has occurred or Event of Default has occurred and is continuing, the Servicer shall have the right to initiate a dispute of the Market Value of certain Portfolio Investments as set forth below; provided that, with respect to any Traded Portfolio Investment, the Servicer provides the executable bid or valuation set forth below no later than 12:00 p.m. New York City time on the Business Day immediately following the related date of determination (or, in the case of a valuation, 2 Business Days following such date of determination); provided, further, that with respect to each Portfolio Investment, the Servicer may not initiate a dispute of the Market Value thereof until the earlier of (x) the date that is six (6) months following the Trade Date of such Portfolio Investment and (y) the date on which the Administrative Agent provides a Market Value with respect to such Portfolio Investment that is lower than the Market Value of such Portfolio Investment on the Trade Date of such Portfolio Investment.

If the Servicer disputes the determination of Market Value with respect to any Traded Portfolio Investment, the Servicer may, at the expense of the Companies, obtain written executable bids from two Independent Dealers (or, if two such bids are not available, one such written executable bid) for the full principal amount of such Portfolio Investment and submit evidence of such bid(s) to the Administrative Agent. If two such executable bids are obtained and provided to the Administrative Agent, the average of such bids will be the Market Value of such Portfolio Investment in accordance with the second succeeding paragraph. If only one such executable bid is obtained and provided to the Administrative Agent, the average of such bid and the Market Value provided by the Administrative Agent in accordance with the first paragraph of this definition shall be the Market Value of such Portfolio Investment in accordance with the second succeeding paragraph.

If the Servicer disputes the determination of Market Value with respect to any Portfolio Investment other than a Traded Portfolio Investment, the Servicer may, with respect to up to four (4) such Portfolio Investments, engage a Nationally Recognized Valuation Provider, at the expense of the Companies, to provide a valuation of the applicable Portfolio Investments and submit evidence of such valuation to the Administrative Agent. Such valuation shall be the Market Value of such Portfolio Investment in accordance with the immediately succeeding paragraph; provided that if the Companies engage a Nationally Recognized Valuation Provider that provides a range of valuations, then the valuation for the purposes of this definition shall be equal to the mean of the highest and lowest valuations of such range.

The market value of any Portfolio Investment determined in accordance with the two preceding paragraphs will be the Market Value for the applicable Portfolio Investment from and after the Business Day following receipt of notice of such executable bid or valuation by the Administrative Agent until the Administrative Agent has made a good faith and commercially reasonable determination that the Market Value of such Portfolio Investment has changed, in which case the Administrative Agent may determine another Market Value (in accordance with the definition of Market Value).

Notwithstanding anything to the contrary herein, (A) the Market Value for any Portfolio Investment shall not be greater than the par amount thereof, (B) the Market Value of any Ineligible Investment shall be deemed to be zero, (C) the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Servicer from any Independent Dealer if, in the Administrative Agent’s good faith judgment: (i) such Independent Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investment or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for such Portfolio Investment, as reasonably determined by the Administrative Agent (for the avoidance of doubt, an Independent Dealer shall not be deemed to be ineligible to accept assignment or transfer of the relevant Portfolio Investment or portion thereof solely because of an obligation to obtain any consent required under any agreement or instrument governing or otherwise relating to the relevant Portfolio Investments to the assignment or transfer of the relevant Portfolio Investments or any portion thereof); (ii) such firm bid or such firm offer is not bona fide, including due to the insolvency of the Independent Dealer; or (iii) the Administrative Agent does not have the ability to execute any such bid by selling any portion of such Portfolio Investment held by the Administrative Agent or its Affiliate for its own account to any such Independent Dealer (either directly or indirectly through a broker or other intermediary reasonably acceptable to the Administrative Agent) at the time (but no earlier than the time) such bid is delivered to the Administrative Agent by the Servicer, and (D) no valuation provided by a Nationally Recognized Valuation Provider shall be effective unless it is in form and substance reasonably acceptable to the Administrative Agent and takes into account factors commonly used by market participants in conducting valuation processes, including without limitation (i) industry and comparable company analysis, (ii) market yield assumptions, (iii) credit fundamentals, cyclical nature, and outlook of the business of the Portfolio Investment’s obligor; and (iv) historical material debt-financed acquisitions consummated by the Portfolio Investment’s obligor.

The Administrative Agent shall notify the Companies, the Servicer and the Collateral Administrator in writing of the then-current Market Value of each Portfolio Investment in the Portfolio on a weekly basis or upon the reasonable request of the Servicer (but no more frequently than 3 requests per calendar month); provided that the Companies and the Servicer hereby acknowledge that the Administrative Agent may make available to the Companies and the Servicer the Market Value of each Portfolio Investment by posting such materials or information on the Financing Connect platform hosted by JPMorgan Chase Bank, N.A. or another similar electronic system and such posting shall satisfy the Administrative Agent’s requirements under this paragraph. Any notification (which may be by email) from the Administrative Agent to the Companies that the events set forth in clause (A)(i) of the definition of the term Market Value Event have occurred and are continuing shall be accompanied by a written statement showing the then-current Market Value of each Portfolio Investment.

“Market Value Cure” means, on any date of determination, (i) with the consent of the Administrative Agent, the contribution by the Parent of additional Portfolio Investments and the Delivery thereof by the Companies to the Collateral Agent pursuant to the terms hereof, (ii) the contribution of cash to a Company by the Parent or delivery of cash in accordance with an Equity Commitment Letter and the Delivery thereof by such Company to the Collateral Agent pursuant to the terms hereof (which amounts shall be deposited in the MV Cure Account or an applicable Designated AA Account), (iii) the sale by a Company of one or more Portfolio Investments in accordance with the requirements of this Agreement, (iv) the prepayment by the Companies of an aggregate principal amount of Advances (together with accrued and unpaid interest thereon) or (v) any combination of the foregoing clauses (i), (ii), (iii) and (iv), in each case during the Market Value Cure Period, at the option of the Servicer, and in an amount such that immediately after giving effect to all such actions the Net Advances are less than the product of (a) Net Asset Value and (b) the Market Value Cure Level; provided that, any Portfolio Investment contributed to a Company in connection with the foregoing must meet all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and the Concentration Limitations shall be satisfied after such contribution (or if any Concentration Limitation was not satisfied prior to such contribution, the level of compliance with respect to such Concentration Limitation shall be maintained or improved); provided further that the aggregate amount of any contributions by a Company pursuant to clause (ii) above in connection with any one or more capital calls described in the definition of the term Capital Call Confirmation Package shall not exceed 30% of the Financing Commitment. In connection with any Market Value Cure, a Portfolio Investment shall be deemed to have been contributed to a Company if there has been a valid, binding and enforceable contract for the assignment of such Portfolio Investment to a Company and, in the reasonable judgment of the Servicer, such assignment will settle, in the case of a Loan, within ten (10) Business Days thereof and, in the case of any other Portfolio Investment, within two (2) Business Days thereof. The Servicer shall use its commercially reasonable efforts to effect any such assignment within such time period.

“Market Value Cure Failure” means the failure by the Companies to effect a Market Value Cure as set forth in the definition of such term.

“Market Value Cure Level” has the meaning set forth in the Transaction Schedule.

“Market Value Cure Period” means the period commencing on the Business Day on which the Servicer receives notice from the Administrative Agent (which if received after 5:00 p.m., New York City time, on any Business Day, shall be deemed to have been received on the next succeeding Business Day) of the occurrence of a Market Value Trigger Event and ending at the close of business in New York two (2) Business Days thereafter; provided, that in the event a Company delivers a Capital Call Confirmation Package satisfactory to the Administrative Agent in its sole discretion within such two (2) Business Day period, then the Market Value Cure Period shall be extended to the close of business eleven (11) Business Days following the conclusion of such two (2) Business Day period (an “Extended Cure Period”); provided, further, that (a) if a Company or the Servicer becomes aware that any portion of the requested capital contribution(s) under such Capital Call Confirmation Package will not be timely made within the applicable Extended Cure Period, then such Company or the Servicer, as applicable, shall provide the Administrative Agent notice thereof as soon as reasonably practical (but no later than one (1) Business Day) and the Market Value Cure Period shall end on the earlier of (i) two (2) Business Days following the date such Company or the Servicer becomes so aware and (ii) the conclusion of the applicable Extended Cure Period and (b) no more than one Capital Call Confirmation Package may be delivered in any ten (10) Business Day period.

“Market Value Event” means (A) the occurrence of both of the following events (i) a Market Value Trigger Event and (ii) a Market Value Cure Failure or (B) if in connection with any Market Value Cure, a Portfolio Investment sold, contributed or deemed to have been contributed to any Company shall fail to settle, in the case of a Loan, within ten (10) Business Days from the related Trade Date thereof and, in the case of any other Portfolio Investment, within two (2) Business Days from the related Trade Date thereof, and after giving effect to such failure to settle, the Market Value Trigger Event has not been cured.

“Market Value Trigger” has the meaning set forth in the Transaction Schedule.

“Market Value Trigger Event” means an event that shall have occurred if the Administrative Agent has determined and notified the Servicer in writing as of any date that the Net Advances exceed the product of (a) the Net Asset Value and (b) the Market Value Trigger.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of any Company, the Seller or the Servicer; provided that this clause (a) shall cease to be applicable to the Seller at such time as all financial obligations of the

Seller to each Company under the applicable Sale and Contribution Agreement have been paid in full and all accrued and unpaid interest, fees or other amounts payable in respect of any Portfolio Investment sold by the Seller to such Company which such Company has purchased as part of the purchase price of the related Portfolio Investment under the applicable Sale and Contribution Agreement has been paid to such Company, (b) the ability of any Company, the Seller or the Servicer to perform its obligations under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Agents, the Collateral Administrator, the Securities Intermediary or the Lenders under this Agreement or any of the other Loan Documents, in each case, taken as a whole.

“Material Amendment” means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable to a Lender hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby, (v) changes any of the provisions of this definition or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder or (vi) alters the allocation of voting rights among the Lenders.

“Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date (including any extensions thereof) set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article VII and the acceleration of the Secured Obligations, (3) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated in full and (4) the date after a Market Value Event on which all Portfolio Investments have been sold and the proceeds therefrom have been received by any Company.

“Maturity Extension Request” means a written request by the Companies to the Administrative Agent occurring after October 17, 2026 (with a copy to the Collateral Agent) to extend the Scheduled Termination Date to the earlier of (i) 364 days from the Scheduled Termination Date in effect immediately prior to such request and (ii) 4 years from the date the Maturity Extension Request becomes effective; provided that (x) the Companies may not make more than two Maturity Extension Requests, (y) the Maturity Extension Request may not be made if an Event of Default has occurred and is continuing, a Market Value Event has occurred or, without limitation to the foregoing, the Maturity Date has otherwise occurred and (z) the first Maturity Extension Request must be received by the Administrative Agent prior to the end of the Reinvestment Period.

“Maximum Rate” has the meaning set forth in Section 10.08.

“Mezzanine Obligation” means, with respect to any obligor, any unsecured, subordinated debt of such obligor.

“Minimum Funding Amount” means, with respect to the Financing Commitment, on any date of determination, the amount set forth in the table below:

Period Start Date (from and including)	Period End Date (to but excluding)	Minimum Funding Amount
Effective Date	January 17, 2026	35% of Financing Commitment in effect at such time
January 17, 2026	April 17, 2026	45% of Financing Commitment in effect at such time
April 17, 2026	July 17, 2026	50% of Financing Commitment in effect at such time
July 17, 2026	October 17, 2026	60% of Financing Commitment in effect at such time
October 17, 2026	Last day of the Reinvestment Period	75% of Financing Commitment in effect at such time

“MV Cure Account” means the account established by the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary; provided that, for purposes of all calculations under this Agreement, amounts on deposit in any Designated AA Account shall be deemed to be deposited into the MV Cure Account.

“Nationally Recognized Valuation Provider” means (i) Lincoln International LLC (f/k/a Lincoln Partners LLC), (ii) Valuation Research Corporation, (iii) Duff & Phelps Corp., (iv) Hilco Capital and (v) Houlihan Lokey Howard & Zukin; provided that any independent entity providing professional asset valuation services may be added to this definition by the Companies (with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned)) or added to this definition by the Administrative Agent from time to time by notice thereof to the Companies and the Servicer; provided, further, that the Administrative Agent may remove any provider from this definition by written notice to the Companies and the Servicer so long as, after giving effect to such removal, there are at least three providers designated pursuant to this definition.

“Net Advances” means the principal amount of the outstanding Advances (inclusive of Advances that have been requested for any outstanding Purchase Commitments which have traded but not settled) minus the amounts then on deposit in the Collateral Accounts (including, in each case, cash and Eligible Investments) representing Principal Proceeds (other than Principal Proceeds that have been designated to pay a portion of the purchase price in respect of any Purchase Commitments which have traded but not settled).

“Net Asset Value” means, on any date of determination, the sum of (A) the sum of the product for each Portfolio Investment, other than, for any Loan, the unfunded commitment amount of a Delayed Funding Term Loan of (x) the Market Value of such Portfolio Investment multiplied by (y) the funded principal amount of such Portfolio Investment plus (B) the amounts then on deposit in the Unfunded Exposure Account (including cash and Eligible Investments); provided that, for the avoidance of doubt, (1) the Concentration Limitation Excess, (2) any Portfolio Investment (for the avoidance of doubt, other than a Participation Interest) which has traded but not settled, in the case of a Loan, within ten (10) Business Days from the related Trade Date thereof and, in the case of any other Portfolio Investment, within two (2) Business Days from the related Trade Date thereof and (3) any Ineligible Investments will be excluded from the calculation of the Net Asset Value and assigned a value of zero for such purposes.

“Net Non-Traded Advances” means the principal amount of the outstanding Non-Traded Advances (inclusive of Non-Traded Advances that have been requested for any outstanding Purchase Commitments in respect of Non-Traded Assets which have traded but not settled) minus the amounts then on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds of Non-Traded Assets as determined by the Administrative Agent in accordance with the definition of “Principal Proceeds” (excluding any Principal Proceeds of Non-Traded Assets which are required to settle any outstanding Purchase Commitments in respect of Non-Traded Assets).

“Net Non-Traded Asset Value” means, on any date of determination (after giving effect to Section 1.06), the sum of (i) the product, for each Portfolio Investment that is a Non-Traded Asset, of (x) the Market Value of such Portfolio Investment multiplied by (y) the funded principal amount or face amount, as applicable, of such Portfolio Investment, excluding the unfunded commitment amount of any Delayed Funding Term Loan that is a Non-Traded Asset and (ii) amounts on deposit in the Unfunded Exposure Account in respect of Non-Traded Assets, as determined by the Administrative Agent (without duplication of any such amounts applied with respect to Net Traded Portfolio Investment Value determinations hereunder as of such date); provided that, (1) the Concentration Limitation Excess (without duplication of any Concentration Limitation Excess applied with respect to Net Traded Portfolio Investment Value determinations hereunder as of such date), (2) any Portfolio Investment which has traded but not settled within the applicable Settlement Period and (3) any Ineligible Investments will, in each case, be excluded from the calculation of the Net Non-Traded Asset Value and assigned a value of zero for such purposes.

“Net Traded Advances” means the principal amount of the outstanding Traded Advances (inclusive of Traded Advances that have been requested for any outstanding Purchase Commitments in respect of Traded Portfolio Investments which have traded but not settled) minus the amounts then on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds of Traded Portfolio Investments as determined by the Administrative Agent in accordance with the definition of “Principal Proceeds” (excluding any Principal Proceeds of Traded Portfolio Investments which are required to settle any outstanding Purchase Commitments in respect of Traded Portfolio Investments).

“Net Traded Portfolio Investment Value” means, on any date of determination (after giving effect to Section 1.06), the sum of (i) the product, for each Portfolio Investment that is a Traded Portfolio Investment, of (x) the Market Value of such Portfolio Investment multiplied by (y) the funded principal amount or face amount, as applicable, of such Portfolio Investment, excluding the unfunded commitment amount of any Delayed Funding Term Loan that is a Traded Portfolio Investment and (ii) amounts on deposit in the Unfunded Exposure Account in respect of Traded Portfolio Investments, as determined by the Administrative Agent (without duplication of any such amounts applied with respect to Net Non-Traded Asset Value determinations hereunder as of such date); provided that, (1) the Concentration Limitation Excess (without duplication of any Concentration Limitation Excess applied with respect to Net Non-Traded Asset Value determinations hereunder as of such date), (2) any Portfolio Investment which has traded but not settled within the applicable Settlement Period and (3) any Ineligible Investments will, in each case, be excluded from the calculation of the Net Traded Portfolio Investment Value and assigned a value of zero for such purposes.

“Non-Call Period” means the period beginning on, and including, the Effective Date and ending on, but excluding, October 17, 2027.

“Non-Traded Advance” means an Advance the proceeds of which are used (i) to purchase Portfolio Investments that are Non-Traded Assets, (ii) to make advances to Portfolio Investment Obligors of Non-Traded Assets that are Delayed Funding Term Loans in accordance with the underlying instruments relating thereto or (iii) to cash collateralize any Unfunded Exposure Shortfall.

“Non-Traded Asset” means any Loan or Debt Security that is not a Traded Portfolio Investment.

“Notice of Acquisition” has the meaning set forth in Section 1.02(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NZD” means New Zealand Dollars.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Parent” means Crescent Private Credit Income Corp.

“Partial PIK Obligation” means a Loan whose Underlying Instruments permit the “payment in kind” of interest, but require that interest at a rate at least equal to (a) the reference rate applicable to such Loan, plus (b) 50% of the margin applicable to such Loan (without giving effect to any increase or step-up in margin resulting from any payment of interest in kind) is paid in cash on at least a quarterly or semi-annual basis, as applicable.

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participation Interest” means a participation interest in a Loan.

“PATRIOT Act” has the meaning set forth in Section 2.04(f).

“Payment” has the meaning set forth in Section 9.03(b).

“Payment Notice” has the meaning set forth in Section 9.03(c).

“Permitted Distribution” means, on any Business Day, distributions of (x) Interest Proceeds or (y) prior to the last day of the Reinvestment Period, Principal Proceeds (in each case, at the discretion of the Companies) to the Parent; provided that amounts may be distributed pursuant to this definition only to the extent of available Excess Interest Proceeds and/or Principal Proceeds and only so long as (i) no Default or Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (ii) no Market Value Event shall have occurred (or would occur after giving effect to such Permitted Distribution), (iii) the Borrowing Base Test and the Traded Advance Test are each satisfied (and will be satisfied after giving effect to such Permitted Distribution), (iv) [reserved], (v) the Companies give at least two (2) Business Days’ prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator, (vi) not more than three Permitted Distributions are made in any single Calculation Period, and (vii) the Companies and the Administrative Agent confirm in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Distribution set forth herein are satisfied. Nothing in this definition shall limit the right of the Companies to make a Permitted RIC Distribution.

“Permitted Lien” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or delinquent or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Person required to pay such Taxes, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens granted pursuant to or by the Loan Documents, (d) judgement Liens not constituting an Event of Default hereunder and (e) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents (or such other investments permitted by Section 6.01(v)) on deposit in one or more accounts maintained by such Person, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, operating account arrangements and netting arrangements.

“Permitted Non-USD Currency” means AUD, Euros, CAD, NZD, SEK, GBP and/or CHF.

“Permitted Non-USD Currency Accounts” means the Permitted Non-USD Currency Custodial Accounts, the Permitted Non-USD Currency Interest Collection Accounts and the Permitted Non-USD Currency Principal Collection Accounts, collectively.

“Permitted Non-USD Currency Collection Accounts” means the Permitted Non-USD Currency Interest Collections Account and the Permitted Non-USD Currency Principal Collection Accounts, collectively.

“Permitted Non-USD Currency Custodial Accounts” means, collectively, the accounts established by the Securities Intermediary in respect of each Permitted Non-USD Currency to which Portfolio Investments, Eligible Investments and other financial assets denominated in such Permitted Non-USD Currency may be credited, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Non-USD Currency Equivalent” means, with respect to any amount in USD, the amount of any Permitted Non-USD Currency that could be purchased with such amount of USD using the reciprocal foreign exchange rate(s) obtained as described in the definition of the term Spot Rate.

“Permitted Non-USD Currency Interest Collection Accounts” means, collectively, the accounts established by the Securities Intermediary in respect of each Permitted Non-USD Currency for the deposit of Interest Proceeds denominated in such Permitted Non-USD Currency and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Non-USD Currency Principal Collection Accounts” means, collectively, the accounts established by the Securities Intermediary in respect of each Permitted Non-USD Currency for the deposit of Principal Proceeds denominated in such Permitted Non-USD Currency and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Revolver Assignee” means any bank, insurance company or broker-dealer that has a long-term unsecured debt rating (or substantially similar rating) of at least the lower of (i) “BBB-” (or its equivalent) from at least one nationally recognized statistical rating organization (an “NRSRO”) and (ii) the long-term unsecured debt rating (or substantially similar rating) of JPMorgan from such NRSRO (or, if JPMorgan does not have such a rating from the same NRSRO, from another NRSRO).

“Permitted RIC Distribution” means distributions to the Parent (from the Collection Accounts and/or the Permitted Non-USD Currency Collection Accounts or otherwise) to the extent reasonably required to allow the Parent to make sufficient distributions to qualify as a regulated investment company within the meaning of Section 851 of the Code and to otherwise eliminate federal or state income or excise taxes payable by the Parent in or with respect to any taxable year of the Parent (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Parent shall not exceed 115% of the amounts that the Companies in the aggregate would have been required to distribute to the Parent to: (i) allow the Companies in the aggregate to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain their eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year their liability for federal income taxes imposed on (x) their investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) or (y) their net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero their liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Companies in the aggregate had qualified to be taxed as a single RIC under the Code, (B) after the occurrence and during the continuance of an Event of Default, the amount of Permitted RIC Distributions made in any calendar quarter by all

Companies shall not exceed U.S.$1,500,000 (or such greater amount consented to by the Administrative Agent in its sole discretion) and (C) amounts may be distributed pursuant to this definition only to the extent of available Excess Interest Proceeds and/or Principal Proceeds and only so long as (x) the Borrowing Base Test and the Traded Advance Test are each satisfied immediately prior to and immediately after giving effect to such Permitted RIC Distribution (unless otherwise consented to by the Administrative Agent in its sole discretion), (y) the Companies give at least one (1) Business Day’s prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator and (z) the Companies confirm in writing (which may be by email) to the Administrative Agent, Collateral Agent and the Collateral Administrator that the conditions to a Permitted RIC Distribution set forth herein are satisfied.

“Permitted Working Capital Lien” has meaning set forth in the definition of “Senior Secured Loan”.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA established by any Company or any ERISA Affiliate.

“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA.

“Portfolio” means all Portfolio Investments Purchased or Substituted hereunder and not otherwise sold or liquidated.

“Portfolio Investment Material Event” means (i) any default in respect of a Portfolio Investment as a result of (A) a failure to make any payment of principal or interest due thereunder, (B) a breach of any financial covenant applicable thereto, (C) a bankruptcy or insolvency event thereunder, (D) a failure to perfect or maintain the perfection of any security interest or lien granted thereunder with respect to a material portion of the collateral thereunder or (E) a change of control event thereunder; (ii) any acceleration of indebtedness under a Portfolio Investment in accordance with its terms (including the terms of its Underlying Instruments after giving effect to any grace and/or cure period set forth in such Underlying Instruments) or (iii) any other event or circumstance with respect to a Portfolio Investment or the related obligor that is (in the determination of any Company or the Servicer taking into account the circumstances at the time that such Company or the Servicer receives notice of such event or circumstance) material to the credit quality of the Portfolio Investment or the creditworthiness of the related obligor.

“Portfolio Investments” has the meaning set forth in the introductory section of this Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Collection Account” means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of Principal Proceeds denominated in USD, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Principal Proceeds” means all amounts received with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Collateral Accounts (including cash contributed by any Company), in each case other than Interest Proceeds or amounts on deposit in the Unfunded Exposure Account. On any date on which the Traded Advance Test is required to be satisfied hereunder, the Administrative Agent shall classify Principal Proceeds in the Collateral Accounts as “Principal Proceeds of Traded Portfolio Investments” or “Principal Proceeds of Non-Traded Assets” for the purposes of calculating the Net Traded Advances and Net Non-Traded Advances; provided that in no event shall the sum of the “Principal Proceeds of Traded Portfolio Investments” and “Principal Proceeds of Non-Traded Assets” exceed the aggregate Principal Proceeds before such classification and, for the avoidance of doubt, there shall be no double counting of Principal Proceeds.

“Priority of Payments” has the meaning set forth in Section 4.05.

“Proceeding” has the meaning set forth in Section 10.07(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase” means each origination or acquisition of a Portfolio Investment hereunder (other than by Substitution), including, for the avoidance of doubt, by way of a contribution by the Parent to any Company pursuant to any Sale and Contribution Agreement.

“Purchase Commitment” has the meaning set forth in Section 1.02(a).

“Recurring Revenue Loan” means a Senior Secured Loan underwritten based on the definition of “annualized recurring revenue” (or an equivalent term) in the Underlying Instruments, or if no such definition exists in such Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues identified by the Servicer, including, without limitation, software as a service subscription revenue, and designated as a Recurring Revenue Loan by the Administrative Agent in its reasonable discretion.

“Reference Rate” means (i) with respect to Advances denominated in USD and related calculations, the Term SOFR Rate, (ii) with respect to Advances denominated in CAD and related calculations, Term CORRA, (iii) with respect to Advances denominated in GBP and related calculations, Daily Simple SONIA, (iv) with respect to Advances denominated in Euros and related calculations, EURIBOR, (v) with respect to Advances Denominated in AUD, the AUD Screen Rate, (vi) with respect to Advances denominated in NZD, the BKBM Screen Rate, (vii) with respect to Advances denominated in SEK and related calculations, the STIBOR Screen Rate and (viii) with respect to Advances denominated in CHF and related calculations, Daily Simple SARON. The Reference Rate shall be determined by the Administrative Agent (and notified to the Collateral Administrator), and such determination shall be conclusive absent manifest error.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, two (2) Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting and (3) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 3.01(c).

“Reinvestment Period” means the period beginning on, and including, the Effective Date and ending on, but excluding, the earliest of (i) October 17, 2028; provided that, if the Scheduled Termination Date is extended upon a Maturity Extension Request, the date set forth in this clause (i) shall be extended the same number of days as the resulting extension of the Scheduled Termination Date following such Maturity Extension Request, (ii) the date on which a Market Value Event occurs, (iii) the acceleration of the Secured Obligations pursuant to Article VII following the occurrence of an Event of Default and (iv) the date on which the reinvestment period of the Parent is terminated.

“Related Parties” has the meaning set forth in Section 9.01.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Advances denominated in USD, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto and (ii) with respect to a Benchmark Replacement in respect of Advances denominated in any Permitted Non-USD Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Request for Advance” has the meaning set forth in Section 2.03(d).

“Required Lenders” means Lenders (other than any Defaulting Lender) holding 50.1% or more of the sum of (i) the aggregate principal amount of the outstanding Advances (other than outstanding Advances of Defaulting Lenders excluded pursuant to this definition) plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments (other than the undrawn amount of the outstanding Financing Commitments of Defaulting Lenders excluded pursuant to this definition).

“Responsible Officer” means (i) with respect to the Collateral Agent, the Securities Intermediary or the Collateral Administrator, any officer of such Person customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and, in each case, having direct responsibility over this Agreement and (ii) with respect to any Company or the Servicer, any duly authorized officer of such Person or of the general partner, administrative manager or managing member of such Person that is knowledgeable about the business affairs of such Company and also, with respect to a particular matter, any other duly authorized officer of such Person or of the general partner, administrative manager or managing member of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Payment” means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in any Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by any Company of any shares or other equity interests in any Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in any Company now or hereafter outstanding.

“Reuters” means Thomson Reuters Corp., Refinitiv or any successor thereto.

“Revolving Loan” means any Loan (other than a Delayed Funding Term Loan, but including funded and unfunded portions of revolving credit lines) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the obligor by a creditor, but any such Loan will be a Revolving Loan only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or are irrevocably reduced to zero.

“Sale and Contribution Agreement” is the SPV Sale and Contribution Agreement or the SPV II Sale and Contribution Agreement, as applicable.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority having jurisdiction over any Company or the Servicer, (b) any Person organized or resident in a Sanctioned Country, (c) any Person operating in a Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c), or (e) any Person otherwise the subject of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority having jurisdiction over any Company or the Servicer.

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“Scheduled Financing Commitment Increase” means, subject to the satisfaction of the Scheduled Financing Commitment Increase Conditions, the increase in the Financing Commitment by the Scheduled Financing Commitment Increase Amount to occur on the Scheduled Financing Commitment Increase Date.

“Scheduled Financing Commitment Increase Amount” means U.S.$75,000.000.00.

“Scheduled Financing Commitment Increase Conditions” means, with respect to the Scheduled Financing Commitment Increase, (a) certification (which may be by email) by the Servicer that as of the date of such Scheduled Financing Commitment Increase, each of the following conditions is satisfied:

(i) no Market Value Event has occurred;

(ii) no Default or Event of Default has occurred and is continuing;

(iii) the Reinvestment Period has not otherwise ended;

(iv) all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the date of such Scheduled Financing Commitment Increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date;

(b) the Companies shall have paid to the Administrative Agent to or for the account of the applicable Lenders on or before the Scheduled Financing Commitment Increase Date, a fee in an aggregate amount as specified in Section 4.03(e); and

(c) the Administrative Agent confirms (which may be by email) that the conditions set forth in clause (a)(i) through (a)(ii) above are satisfied on and as of the Scheduled Financing Commitment Increase Date.

“Scheduled Financing Commitment Increase Date” means January 17, 2026, provided that the Scheduled Financing Commitment Increase Date shall not occur unless, as of such date, the Scheduled Financing Commitment Increase Conditions have been satisfied.

“Scheduled Termination Date” has the meaning set forth in the Transaction Schedule.

“Second Lien Loan” means a Loan that (i) is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to liens permitted under the related Underlying Instruments that are reasonable and customary for similar Loans) under Applicable Law (other than a Loan that is second priority to a Permitted Working Capital Lien) and (ii) the Servicer determines in good faith that the value of the collateral securing the Loan (including based on enterprise value) on or about the time of origination or acquisition by any Company equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other Loans of equal or higher seniority secured by the same collateral.

“Secured Obligation” has the meaning set forth in Section 8.02(a).

“Secured Party” has the meaning set forth in Section 8.02(a).

“Securities Intermediary” has the meaning set forth in the introductory section of this Agreement.

“SEK” means Swedish Kroner.

“Seller” has the meaning set forth in the introductory section of this Agreement.

“Senior Secured Loan” means any Loan, that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable Underlying Instruments) (ii) is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable Underlying Instruments that are reasonable for similar Loans, and liens accorded priority by law in favor of any Governmental Authority) or (b)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing (a first priority lien on such assets a “Permitted Working Capital Lien”) and (2) validly perfected and first priority (subject to liens permitted under the related Underlying Instruments that are reasonable and customary for similar Loans) in all other collateral under Applicable Law and (iii) the Servicer determines in good faith that the value of the collateral for such Loan (including based on enterprise value) on or about the time of acquisition equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other Loans of equal or higher seniority secured by a first priority Lien over the same collateral.

“Senior Secured Traded Debt Security” means any senior secured traded debt security as described in clause (ii) of the definition of “Traded Portfolio Investment” that would otherwise meet the criteria of a Senior Secured Loan if such senior secured traded debt security as described in clause (ii) of the definition of “Traded Portfolio Investment” was structured as a loan.

“Servicer” has the meaning set forth in the introductory section of this Agreement.

“Settlement Date” has the meaning set forth in Section 1.03.

“SOFR” means the Secured Overnight Financing Rate.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning set forth in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities that would be recorded in accordance with GAAP) does not exceed the present fair value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Effective Date; and (c) such Person has not incurred debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise).

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator” means The Bank of England (or a successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Spot Rate” means, as of any date of determination and with respect to any then-current Permitted Non-USD Currency, (x) with respect to actual currency exchange between USD and AUD, CAD, Euros or GBP and the calculations made pursuant to Section 1.06, the applicable currency-USD rate available through the Collateral Agent’s banking facilities (or, if the Collateral Agent has notified the Administrative Agent and the Companies that it will no longer provide such services or if U.S. Bank Trust Company, National Association or one of its Affiliates is no longer the Collateral Agent, through such other source agreed to by the Administrative Agent in writing) at the time of such exchange or calculation and (y) with respect to all other purposes between USD and AUD, CAD, Euros or GBP, the applicable currency-USD spot rate that appeared on the BFIX page of Bloomberg Professional Service (or any successor thereto) (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for such currency at 5:00 p.m. New York City time on the immediately preceding Business Day, as determined by the Collateral Administrator. The determination of the Spot Rate shall be conclusive absent manifest error.

“SPV Sale and Contribution Agreement” has the meaning set forth in the introductory section of this Agreement.

“SPV II Sale and Contribution Agreement” has the meaning set forth in the introductory section of this Agreement.

“STIBOR Screen Rate” means, with respect to any Calculation Period relating to an Advance in SEK, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association ( or any other person that takes over the administration of that rate) for deposits in Swedish Kroner with a term equal to three months as displayed on the Reuters screen page that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. London time two business days prior to the commencement of such Calculation Period. If such rate is not available at such time for any reason, then the STIBOR Screen Rate for such Calculation Period shall be deemed to be the rate (which shall not be less than zero) at which SEK deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered in the Stockholm interbank market in immediately available funds at such time (as determined by the Administrative Agent in its commercially reasonable discretion). Notwithstanding anything in the foregoing to the contrary, if the STIBOR Screen Rate as calculated for any purpose under this Agreement is below zero percent, the STIBOR Screen Rate will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Substitute Portfolio Investment” has the meaning set forth in Section 1.07

“Substitution” has the meaning set forth in Section 1.07.

“Substitution Date” has the meaning set forth in Section 1.03.

“Syndication Sale” means a sale or sales by a Company of a Portfolio Investment within 90 days of the origination of such Portfolio Investment; provided that each such sale is at a price at least equal to 95% of the price paid by the applicable Company.

“TARGET2 Settlement Day” means any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET2) system is open.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark Advance” means any Advance bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term CORRA” means, for each Calculation Period relating to an Advance denominated in CAD, the Term CORRA Reference Rate for a tenor of three (3) months, as such rate is published by the Term CORRA Administrator on the Term CORRA Determination Date for such Calculation Period; provided, however, that if as of 1:00 p.m. (Toronto time) on the Term CORRA Determination Date the Term CORRA Reference Rate for such tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator; provided, further, that, in the event that the rate resulting from the sum of any Term CORRA shall be less than zero, such rate shall be deemed to be the zero for purposes of this Agreement.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Determination Date” means, with respect to each Calculation Period, the day that is two (2) Business Days prior to the first day of such Calculation Period.

“Term CORRA Reference Rate” the forward-looking term rate based on CORRA.

“Term SOFR Rate” means, for each Calculation Period relating to an Advance denominated in USD, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such Calculation Period for rates with a tenor of three months, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the 0%, such rate shall be deemed to be equal to 0% for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), for each Calculation Period relating to an Advance denominated in USD, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR; provided that if the Term SOFR Reference Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement. If by 5:00 pm (Central Standard time) on the fifth (5th) Business Day immediately following any Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Trade Date” has the meaning set forth in Section 1.03.

“Traded Advance” means an Advance the proceeds of which are used (i) to purchase Traded Portfolio Investments or (ii) to make advances to Portfolio Investment Obligors of Traded Portfolio Investments that are Delayed Funding Term Loans in accordance with the underlying instruments relating thereto.

“Traded Advance Test” means a test that will be satisfied on any date of determination if the following is true: Net Traded Advances ≤ AR x Net Traded Portfolio Investment Value.

“Traded Portfolio Investment” means any Portfolio Investment that, on the applicable date of determination (i) in the case of a Loan, has a price available through LoanX/Markit Group Limited with a bid depth of at least two (2) (provided that with respect to any Portfolio Investment for which JPMCB or an affiliate acts as administrative agent, one (1) bid through Markit Group Limited) or (ii) in the case of a bond, has a traded volume through TRACE of at least U.S.$10,000,000 during the thirty day period immediately preceding such date of determination.

“Traded Portfolio Investment LTV Ratio” means, as of any date of calculation, the ratio of (a) the Net Traded Advances to (b) the Net Traded Portfolio Investment Value, in each case, as of such date.

“Traded Portfolio Investment LTV (Max)” means 67.5%.

“Transaction Schedule” has the meaning set forth in the introductory section of this Agreement.

“Treaty” means the Convention Between the Government of the United States of America and the Government of Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital Gains, as amended.

“Treaty Beneficiary” means, within the meaning of the Treaty, (a) a resident or citizen of the United States; (b) a resident of Ireland that is a qualified person; (c) a fiscally transparent Person for both U.S. and Irish tax purposes, provided that all income, profit and gain derived by such fiscally transparent Person is treated for both U.S. and Irish tax purposes as income, profit or gain of Persons described in clause (a) or (b); or (d) a bank, provided that if such bank is not a resident of either the United States or Ireland (within the meaning of the Treaty), all payments made to such bank pursuant to this Agreement are (for purposes of the Treaty) solely attributable to a permanent establishment of such bank that is located in the United States or Ireland.

“UCC” means the Uniform Commercial Code in effect in the State of New York.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Uncertificated Security” has the meaning set forth in the UCC.

“Underlying Instruments” means the loan agreement, credit agreement, indenture or other agreement pursuant to which a Portfolio Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Investment or of which the holders of such Portfolio Investment are the beneficiaries.

“Unfunded Exposure Account” means the account established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of funds used to cash collateralize the Unfunded Exposure Amount, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Unfunded Exposure Amount” means, on any date of determination, with respect to any Delayed Funding Term Loan, an amount equal to the aggregate amount of all unfunded commitments associated with such Delayed Funding Term Loan.

“Unfunded Exposure Shortfall” means, on any date of determination, an amount equal to the greater of (x) 0 and (y) the aggregate Unfunded Exposure Amount for all Portfolio Investments minus the amounts on deposit in the Unfunded Exposure Account.

“Unfunded Exposure Shortfall Amount” means, on any date of determination, (i) prior to the date two Business Days prior to the end of the Reinvestment Period, the excess of the Unfunded Exposure Shortfall over 5.0% of the Collateral Principal Amount and (ii) on and after the date two Business Days prior to the end of the Reinvestment Period, the Unfunded Exposure Shortfall.

“USD” means United States dollars.

“USD Collateral Accounts” has the meaning set forth in Section 8.01(a).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.03(f).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital Revolver” means a revolving lending facility secured on a first lien basis solely by all or a portion of the current assets of the related obligor, the obligor’s leverage ratio in respect of which (determined based on the aggregate commitment amount thereof (whether funded or unfunded) to EBITDA for the period of four fiscal quarters ending on the most recently ended quarter prior to such date (as calculated in accordance with the related Underlying Instruments)) does not exceed 0.75x (or such larger ratio as the Administrative Agent may agree in its sole discretion); provided that no such facility shall constitute a Working Capital Revolver on any date on which the Parent is not a lender under such revolving lending facility.

ARTICLE I
THE PORTFOLIO INVESTMENTS

SECTION 1.01. Purchases of Portfolio Investments. On the Effective Date, the Companies shall have Purchased the Initial Portfolio Investments set forth on Schedule 5, subject to the conditions specified in this Agreement. From time to time during the Reinvestment Period, each Company may Purchase additional Portfolio Investments, or request that Portfolio Investments be Purchased for such Company’s account, all on and subject to the terms and conditions set forth herein and in the Sale and Contribution Agreements.

SECTION 1.02. Procedures for Purchases and Related Advances.

(a) Timing of Notices of Acquisition. No later than five (5) Agent Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) before the date on which any Company proposes that a binding commitment to acquire (or, in the case of an origination, to make) any Portfolio Investment (other than an Initial Portfolio Investment) be made by it or for its account (a “Purchase Commitment”), or that a Substitution occur, the Servicer, on behalf of such Company, shall deliver to the Administrative Agent a notice of acquisition (a “Notice of Acquisition”); it being understood and agreed, that any delivery of a Notice of Acquisition by the Servicer to the Administrative Agent on behalf of a Company shall be deemed to be a certification by such Company of the contents thereof and that all conditions to the Purchase of the relevant Portfolio Investment(s) set forth in Section 1.03 are satisfied.

(b) Contents of Notices of Acquisition. Each Notice of Acquisition shall consist of one or more electronic submissions to the Administrative Agent (in such format and transmitted in such a manner as the Administrative Agent, the Servicer and the Companies may reasonably agree (which shall initially be the format and include the information regarding such Portfolio Investment identified on Schedule 2)), and shall be accompanied by such other information as the Administrative Agent may reasonably request.

(c) Eligibility of Portfolio Investments. The Administrative Agent shall have the right, on behalf of all Lenders, to request reasonable additional information regarding any proposed Portfolio Investment. The Administrative Agent shall notify the Servicer and the Companies of its approval or failure to approve each Portfolio Investment proposed to be acquired or originated pursuant to a Notice of Acquisition (and, if approved, an initial determination of the Market Value for such Portfolio Investment) no later than the fifth (5th) Agent Business Day succeeding the date on which it receives such Notice of Acquisition and any information requested in connection therewith; provided that (i) any Initial Portfolio Investment shall be deemed to be approved by the Administrative Agent and (ii) the failure of the Administrative Agent to notify the Servicer and the Companies of its approval in accordance with this Section 1.02(c) shall be deemed to be a disapproval of such proposed acquisition or origination. Each approval granted by the Administrative Agent for the purchase of a proposed Portfolio Investment shall remain effective for a period of thirty (30) days.

(d) The failure of the Administrative Agent to approve the Purchase of a Portfolio Investment will not prohibit any Company from acquiring or making such Portfolio Investment (subject to the conditions set forth in Section 1.03); provided that any Portfolio Investment not so approved prior to its Trade Date or Substitution Date, as applicable, shall be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved.

SECTION 1.03. Conditions to Purchases and Substitutions.

No Purchase Commitment, Purchase or Substitution shall be entered into or made unless each of the following conditions is satisfied as of the date on which such Purchase Commitment is entered into or such Purchase would otherwise be made (such Portfolio Investment’s “Trade Date”) or any Company consummates a Substitution (the “Substitution Date”):

(a) the information contained in the Notice of Acquisition accurately describes, in all material respects, such Portfolio Investment and such Portfolio Investment satisfies the eligibility criteria set forth in Schedule 3 (the “Eligibility Criteria”);

(b) with respect to a Purchase, the proposed Settlement Date for such Portfolio Investment is not later than (i) in the case of a Loan, the date that is ten (10) Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) after such Trade Date or (ii) in the case of any other Portfolio Investment, the date that is two (2) Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) after such Trade Date;

(c) no Market Value Event has occurred and no Event of Default or event that, with notice or lapse of time or both, would constitute an Event of Default (a “Default”), has occurred and is continuing (unless, in the case of a Default, such Default would be cured by such asset purchase and no other Default or Event of Default has occurred and is continuing (in each case, as determined by the Administrative Agent in its commercially reasonable judgment)), and the Reinvestment Period has not otherwise ended; and

(d) after giving pro forma effect to the Purchase or Substitution of such Portfolio Investment and the related Advance, the Borrowing Base Test and the Traded Advance Test are each satisfied or, if the Borrowing Base Test or the Traded Advance Test was not satisfied immediately prior to such Purchase, the Borrowing Base Test or the Traded Advance Test, as applicable, will be improved by such Purchase.

If the above conditions to a Purchase Commitment, a Purchase or a Substitution are satisfied or waived by the Administrative Agent, the Servicer shall determine, in consultation with the Administrative Agent and with notice to the Lenders, the Collateral Agent and the Collateral Administrator, the date on which such Purchase or Substitution shall settle (which, in the case of an origination, shall be the funding date therefor) (the “Settlement Date” for such Portfolio Investment). Promptly following the Settlement Date for a Portfolio Investment and its receipt thereof (and at other times thereafter promptly following the written request of the Administrative Agent (including via email)), the Servicer shall provide to the Administrative Agent a copy of the executed agreement pursuant to which such Portfolio Investment was made or assigned, sold or otherwise transferred to any Company.

SECTION 1.04. Sales of Portfolio Investments. No Company will sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), except that, subject to Section 6.02(w), any Company may sell any Portfolio Investment (including any Ineligible Investment) or other asset without such consent so long as (x) immediately prior to such sale or other disposition, (i) no Market Value Event has occurred and (ii) no Default or Event of Default has occurred and is continuing (unless, in the case of this subclause (ii), such Default or Event of Default will be cured by such asset sale and no other Default or Event of Default has occurred and is continuing); provided that any Syndication Sale may occur while a Default has occurred and is continuing so long as no Event of Default has occurred, (y) after giving effect thereto, no Market Value Trigger Event and no Default or Event of Default will occur and the Traded Portfolio Investment LTV Ratio will be maintained or improved and (z) the sale of such asset by the Company shall be on an arm’s-length basis at fair market value (for which purpose, a Syndication Sale shall be deemed to be made at an arm’s length and at fair value) and in accordance with the Servicer’s standard market practices. In addition, within two (2) Business Days of any Delayed Funding Term Loan with an unfunded commitment becoming an Ineligible Investment, such Company, subject to clauses (x) and (y) in the immediately preceding sentence, shall sell such Delayed Funding Term Loan and shall pay any amount payable in connection with such sale. For the avoidance of doubt, each Company may sell or transfer Portfolio Investments and any other assets to the other Company without the prior consent of any party hereto, and without notice to any party hereto.

Notwithstanding anything in this Agreement to the contrary (but subject to this Section 1.04): (i) following the occurrence and during the continuance of an Event of Default, no Company nor the Servicer on its behalf shall have any right to cause the sale, transfer or other disposition of a Portfolio Investment or any other asset (including, without limitation, the transfer of amounts on deposit in the Collateral Accounts) without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent), (ii) following the occurrence of a Market Value Event, each Company shall use commercially reasonable efforts to sell Portfolio Investments (individually or in lots, including a lot comprised of all of the Portfolio Investments) at the sole direction of, and in the manner (including, without limitation, the time of sale, sale price, principal amount to be sold and purchaser) required by the Administrative Agent (provided that the Administrative Agent shall only require sales at the direction of the Required Lenders and at least equal to the then-current fair market value and in accordance with the Administrative Agent’s standard market practices) and the proceeds from such sales shall be applied in accordance with the Priority of Payments set forth herein and (iii) following the occurrence of a Market Value Event, the Servicer shall have no right to act on behalf of, or otherwise direct, any Company, the Administrative Agent, the Collateral Agent or any

other Person in connection with a sale of Portfolio Investments pursuant to any provision of this Agreement except with the prior written consent of the Administrative Agent. Following the occurrence of a Market Value Event and in connection with the sale of any Portfolio Investment by or at the direction of the Administrative Agent, the Servicer shall take such actions as the Administrative Agent may reasonably request in writing (including via email) to facilitate the consummation of such sale.

Any prepayments made pursuant to this paragraph shall automatically reduce the Financing Commitments as provided in Section 4.07(c).

In connection with any sale of Portfolio Investments required by the Administrative Agent following the occurrence of a Market Value Event, the Administrative Agent or a designee of the Administrative Agent shall:

(a) notify each Company at the Designated Email Notification Address promptly upon distribution of bid solicitations regarding the sale of such Portfolio Investments; and

(b) direct each Company to sell such Portfolio Investments to the Designated Independent Dealer if the Designated Independent Dealer provides the highest bid in the case where bids are received in respect of the sale of such Portfolio Investments, it being understood that if the Designated Independent Dealer provides a bid to the Administrative Agent that is the highest bona fide bid to purchase a Portfolio Investment on a line-item basis where such Portfolio Investment is part of a pool of Portfolio Investments for which there is a bona fide bid on a pool basis proposed to be accepted by the Administrative Agent (in its sole discretion), then the Administrative Agent shall accept any such line-item bid only if such line-item bid (together with any other line-item bids by the Designated Independent Dealer or any other bidder for other Portfolio Investments in such pool) is greater than the bid on a pool basis.

For purposes of this paragraph, the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Designated Independent Dealer if, in the Administrative Agent’s judgment (acting reasonably):

(i) either

(X) the Designated Independent Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the relevant Portfolio Investments; or

(Y) the Designated Independent Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the relevant Portfolio Investments to the assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, to it; or

(ii) such bid is not bona fide, including, without limitation, due to

(X) the insolvency of the Designated Independent Dealer or

(Y) the inability, failure or refusal of the Designated Independent Dealer to settle the purchase of the relevant Portfolio Investments or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally.

For the avoidance of doubt, the bid(s) provided by the Designated Independent Dealer may be provided on behalf of any Company, the Servicer, any Affiliate of the Servicer or any account or fund serviced or managed by the Servicer or an Affiliate of the Servicer if so agreed between the Designated Independent Dealer and any such Person.

In connection with any sale of a Portfolio Investment directed by the Administrative Agent pursuant to this Section 1.04 and the application of the net proceeds thereof, each Company hereby appoints the Administrative Agent as such Company’s attorney-in-fact (it being understood that the Administrative Agent shall not be deemed to have assumed any of the obligations of such Company by this appointment), with full authority in the place and stead of such Company and in the name of such Company to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect of the application of net proceeds of any such sales). To the maximum extent permitted by Law, none of the Administrative Agent, the Lenders, the Collateral Administrator, the Securities Intermediary, the Collateral Agent or any Affiliate of any thereof shall incur any liability to any Company, the Servicer, any Lender or any other Person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any Person in connection with any such sale, so long as, in the case of the Administrative Agent only, any such sale does not violate Applicable Law.

SECTION 1.05. Certain Assumptions relating to Portfolio Investments. For purposes of all calculations hereunder, any Portfolio Investment for which the trade date in respect of a sale thereof by any Company has occurred, but the settlement date for such sale has not occurred, shall be considered to be owned by such Company until such settlement date.

SECTION 1.06. Currency Equivalents.

(a) Except as set forth in clause 1.06(b) and Section 4.06(b), for purposes of all valuations and calculations under the Loan Documents, (i) the principal amount of all Portfolio Investments denominated in a Permitted Non-USD Currency, (ii) proceeds denominated in a Permitted Non-USD Currency on deposit in any Permitted Non-USD Currency Account and (iii) for the purposes of Net Advances and the Borrowing Base Test, the outstanding aggregate principal amount of Advances denominated in a Permitted Non-USD Currency shall be calculated into the USD equivalent at the Spot Rate in accordance with the definition of such term in consultation with the Administrative Agent on the applicable date of valuation or calculation, as applicable.

(b) Except as provided in Section 4.06(b), for purposes of determining (i) whether the amount of any Advance, together with all other Advances then outstanding or to be made at the same time as such Advances, would exceed the aggregate amount of the Financing Commitments, (ii) the aggregate unutilized amount of the Financing Commitments and (iii) the limitations on the portion of the Financing Limit and the Financing Commitment that may be utilized in a Permitted Non-USD Currency shall be deemed to be the Dollar Equivalent of the amount of the Permitted Non-USD Currency of such

Advances determined as of the date such Advances were made. Wherever in this Agreement in connection with an Advance, an amount, such as a required minimum or multiple amount, is expressed in USD, but such Advance is denominated in a Permitted Non-USD Currency, such amount shall be the Permitted Non-USD Currency Equivalent of such USD amount (rounded to the nearest 1,000 units of the applicable Permitted Non-USD Currency).

(c) Notwithstanding any other provision herein or in any other Loan Document, Advances in any Permitted Non-USD Currency may only be made, and any currency will only be considered a Permitted Non-USD Currency for purposes of the Eligibility Criteria, if and when Permitted Non-USD Currency Accounts for such currency have been established and a security interest therein has been perfected pursuant to the Account Control Agreement.

SECTION 1.07. Substitution. During the Reinvestment Period, any Company may replace a Portfolio Investment with another Portfolio Investment (each such replacement, a “Substitution” and such new Portfolio Investment, a “Substitute Portfolio Investment”) so long as such Company has submitted a Notice of Acquisition and all applicable conditions precedent set forth in Section 1.02 and Section 1.03 have been satisfied with respect to each Substitute Portfolio Investment to be acquired by such Company in connection with such Substitution.

ARTICLE II
THE ADVANCES

SECTION 2.01. Financing Commitments. Subject to the terms and conditions set forth herein, only during the Reinvestment Period, each Lender hereby severally agrees to make available to the Companies Advances, in a Currency (which, in the case of an Advance made to Purchase a Portfolio Investment, shall be the Currency in which such Portfolio Investment is denominated), in an aggregate amount outstanding not exceeding the amount of such Lender’s Financing Commitment (or such Lender’s Financing Commitment relating to the applicable Permitted Non-USD Currency). The Financing Commitments shall terminate on the earliest of (a) the last day of the Reinvestment Period, (b) the Maturity Date and (c) the occurrence of a Market Value Event.

SECTION 2.02. [Reserved].

SECTION 2.03. Advances; Use of Proceeds.

(a) Subject to the satisfaction or waiver of (i) the conditions to the Purchase or Substitution of a Portfolio Investment set forth in Section 1.03 as of the applicable Trade Date and (ii) the conditions to an Advance set forth in Section 2.05 as of the applicable Settlement Date and/or Advance date, the Lenders will (ratably in accordance with their respective Financing Commitments) make the applicable Advance available to the applicable Company on the related Settlement Date (or otherwise on the related Advance date if no Portfolio Investment is being acquired or originated on such date) as provided herein. If a Company requests an Advance for application to a Permitted Distribution, the Lenders will (ratably in accordance with the aggregate undrawn amount of their respective Financing Commitments) make the applicable Advance available to such Company on the date requested by such Company, subject to the satisfaction or waiver of the conditions to Advance set forth in Section 2.05 as provided herein.

(b) Except as expressly provided herein, the failure of any Lender to make any Advance required hereunder shall not relieve any other Lender of its obligations hereunder. If any Lender shall fail to provide any Advance to any Company required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter payable to such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

(c) Subject to Section 2.03(f), each Company shall use the proceeds of the Advances received by it hereunder (i) to pay off the Existing Indebtedness on the Effective Date, and to pay costs and expenses incurred in connection therewith, (ii) to purchase or originate the Portfolio Investments identified in the related Notice of Acquisition or to make advances to the obligor of Delayed Funding Term Loans in accordance with the Underlying Instruments relating thereto, (iii) to purchase Cash Equivalents, (iv) to make a Permitted Distribution or a Permitted RIC Distribution specified in the related Request for Advance, or (v) so long as the conditions set forth in clauses (i)-(v) and clause (vii) of the proviso to the definition of “Permitted Distribution” are satisfied with respect thereto, for general corporate purposes; provided that, if the proceeds of an Advance are deposited in a Principal Collection Account or a Permitted Non-USD Currency Principal Collection Account as provided in Section 3.01 prior to or on the Settlement Date for any Portfolio Investment but such Company is unable to Purchase such Portfolio Investment on the related Settlement Date, or if there are proceeds of such Advance remaining after such Purchase, then, subject to Section 3.01(a), upon written direction from the Servicer the Collateral Agent shall apply such proceeds as provided in Section 4.05. In addition, with respect to the initial Advance on the Effective Date, each Company hereby directs the Administrative Agent to apply a portion of the proceeds of such Advance equal to the amount of the fee specified in Section 4.03(e) to the payment of such fee (including on a netted transaction basis). The portion of the initial Advance so applied shall be deemed to have been made by the Lenders and disbursed to such Company for all purposes of this Agreement and the other Loan Documents. The proceeds of the Advances shall not be used for any other purpose.

(d) With respect to any Advance, the Servicer shall, on behalf of each Company, submit a request substantially in the form of Exhibit A (a “Request for Advance”) to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. New York City time, one (1) U.S. Government Securities Business Day (or, (i) in the case of an Advance denominated in AUD, two (2) Business Days, (ii) in the case of an Advance denominated in SEK, four (4) Business Days, (iii) in the case of an Advance denominated in NZD, four (4) Business Days and (iv) in the case of an Advance denominated in CHF, four (4) Business Days) prior to the Business Day specified as the date on which such Advance shall be made and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01. Any requested Advance shall specify whether it is a Non-Traded Advance or a Traded Advance, and shall be in an amount such that, after giving effect thereto and the related purchase (if any) of the applicable Portfolio Investment(s), the Borrowing Base Test and the Traded Advance Test are each satisfied.

(e) If any Lender becomes a Defaulting Lender, all or any part of any Advance not made by such Defaulting Lender shall be reallocated among the non-Defaulting Lenders who notify the Administrative Agent in writing (including via email) that they will accept such reallocation, on a pro rata basis (determined without regard to the outstanding Advances and Financing Commitments of the Defaulting Lender and any non-Defaulting Lender not providing such notice), but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s outstanding Advances and unfunded commitments hereunder to exceed its Financing Commitment.

(f) If, on any date of determination, there exists an Unfunded Exposure Shortfall Amount, the Companies shall (i) request a Non-Traded Advance and, if the conditions to such

Non-Traded Advance are satisfied and such Non-Traded Advance is made in accordance with this Agreement, deposit the proceeds thereof in the Unfunded Exposure Account and/or (ii) deposit cash from other sources into the Unfunded Exposure Account in an aggregate amount at least equal to the aggregate Unfunded Exposure Shortfall Amount. If two Business Days prior to the end of the Reinvestment Period there exists any Unfunded Exposure Shortfall Amount, then the Servicer, on behalf of the Companies, shall be deemed to have requested a Non-Traded Advance on such date, and the Lenders shall make a corresponding Non-Traded Advance on the last day of the Reinvestment Period (with written notice to the Collateral Administrator by the Administrative Agent) in accordance with Article III in an amount, to be deposited in the Unfunded Exposure Account, equal to the least of (i) the aggregate Unfunded Exposure Amount, (ii) the Financing Commitments in excess of the aggregate principal amount of the outstanding Advances and (iii) an amount such that the Borrowing Base Test is satisfied after giving effect to such Non-Traded Advance. After giving effect to such Non-Traded Advance, the Companies shall cause the proceeds of such Non-Traded Advance and cash from other sources that are available in accordance with the terms of this Agreement in an amount equal to the aggregate Unfunded Exposure Amount to be deposited in the Unfunded Exposure Account. For purposes of determining the Applicable Margin of all Advances under this Section 2.03(f), each such Advance shall be deemed to be a Non-Traded Advance.

SECTION 2.04. Conditions to Effective Date. Notwithstanding anything to the contrary herein, this Agreement shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion):

(a) Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

(b) Loan Documents. The Administrative Agent (or its counsel) shall have received reasonably satisfactory evidence that the Loan Documents have been executed and are in full force and effect.

(c) Opinions. The Administrative Agent (or its counsel) shall have received the following executed legal opinions, each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed legal opinion of Latham & Watkins LLP, counsel to the Companies, the Parent and the Servicer with respect to corporate authority and New York law matters;

(ii) executed legal opinion of Latham & Watkins LLP, counsel to the Companies and the Parent with respect to certain bankruptcy matters; and

(iii) executed legal opinion of Venable LLP, counsel to the Servicer and the Parent with respect to Maryland law matters.

(d) Corporate Documents. The Administrative Agent (or its counsel) shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of each Company, the Parent and the Servicer as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with this Agreement and the other Loan Documents, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Company, the Parent and the Servicer, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator shall have received all fees and other amounts due and payable by each Company in connection herewith on or prior to the Effective Date, including, the fee payable pursuant to Section 4.03(e) and, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable legal fees and expenses) required to be reimbursed or paid by each Company hereunder.

(f) PATRIOT Act, Etc. To the extent requested by the Administrative Agent, the Collateral Agent or any Lender in a written notice to the Companies at least 10 days prior to the Effective Date, the Administrative Agent, the Collateral Agent or such Lender, as the case may be, shall have received at least five days prior to the Effective Date (i) all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and other applicable “know your customer” and anti-money laundering rules and regulations and (ii) to the extent any Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to any Company.

(g) Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder and the backup security interest of each Company in the Portfolio Investments acquired by it pursuant to the Sale and Contribution Agreements.

(h) Certain Acknowledgements. The Administrative Agent shall have received (i) UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches indicating that there are no effective lien notices or comparable documents that name each Company as debtor and that are filed in the jurisdiction in which such Company is organized and (ii) a UCC lien search indicating that there are no effective lien notices or comparable documents that name the Seller as debtor which cover any of the Portfolio Investments other than those that will be or are being released prior to or contemporaneously with the sale of such Portfolio Investments to such Company.

(i) Officer’s Certificate. The Administrative Agent (or its counsel) shall have received a certificate of an officer of each Company, certifying that the conditions set forth in Sections 2.05(c), 2.05(d) and 2.05(f) have been satisfied on and as of the Effective Date.

(j) [Reserved].

(k) Payoff of Indebtedness. The Administrative Agent (or its counsel) shall have received satisfactory pay-off letters and lien termination documents for all Existing Indebtedness.

SECTION 2.05. Conditions to Advances. No Advance shall be made unless each of the following conditions is satisfied as of the proposed date of such Advance:

(a) the Effective Date shall have occurred;

(b) the Companies shall have delivered a Request for Advance in accordance with Section 2.03(d);

(c) no Market Value Event has occurred;

(d) no Event of Default or Default has occurred and is continuing;

(e) the Reinvestment Period has not ended;

(f) all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the date of such Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date; and

(g) after giving pro forma effect to such Advance (and any related Purchase) hereunder:

(i) the Borrowing Base Test and the Traded Advance Test are each satisfied;

(ii) the aggregate principal balance of Traded Advances will not exceed 40.0% of the total Financing Commitment;

(iii) the aggregate principal balance of Advances then outstanding will not exceed the limit for Advances set forth in the Transaction Schedule; and

(iv) in the case of an Advance made in connection with a Purchase, the amount of such Advance shall be not less than U.S.$1,000,000.

If the above conditions to an Advance are satisfied or waived by the Administrative Agent, the Servicer shall determine, in consultation with the Administrative Agent and with notice to the Lenders, the Collateral Agent and the Collateral Administrator, the date on which any Advance shall be provided.

If any Notice of Acquisition did not include any final credit agreement and collateral and security documents relating to a Portfolio Investment subject thereto, the Servicer on behalf of each Company shall deliver such agreements to the Administrative Agent as soon as reasonably practicable following the Settlement Date for such Portfolio Investment.

SECTION 2.06. Commitment Increase Option.

The Companies may, at any time after the Scheduled Financing Commitment Increase Date and before the end of the Reinvestment Period, submit a Commitment Increase Request for an increase in the Financing Commitment to up to U.S.$875,000,000 (in the aggregate, including, for the avoidance of doubt, the Scheduled Financing Commitment Increase Amount), subject to satisfaction of the following conditions precedent:

(a) each of the Lenders and Administrative Agent (in their sole discretion) approve in writing (which may be by email) such Commitment Increase Request;

(b) no Market Value Event shall have occurred and no Default or Event of Default shall have occurred and is continuing, in each case on and as of the Commitment Increase Date;

(c) the Borrowing Base Test and the Traded Advance Test are each satisfied on and as of the Commitment Increase Date;

(d) all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date;

(e) no commitment reduction shall have occurred pursuant to Section 4.07(a) due to JPMorgan Chase Bank, National Association ceasing to act as Administrative Agent prior to the Commitment Increase Date;

(f) the Companies shall have paid to the Lenders on the Commitment Increase Date a fee in an aggregate amount equal to 1.00% of the amount by which the Financing Commitments are increased on such Commitment Increase Date;

(g) any Commitment Increase Request shall be in an amount not less than U.S.$25,000,000 (or such lesser amount agreed to by the Administrative Agent in its sole discretion);

(h) as of the date of the Commitment Increase Request (and for the avoidance of doubt, prior to giving effect to any such increase), the aggregate outstanding principal amount of the Advances is at least equal to the Minimum Funding Amount; and

(i) receipt by the Administrative Agent of such other documentation as the Administrative Agent may reasonably request, including without limitation, documentation similar to that provided pursuant to Sections 2.04(c)(i) and (ii), (d) and (f)(ii) on the Effective Date.

SECTION 2.07. Replacement of Lenders.

If any Lender is a Defaulting Lender, then each Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.03) and obligations under this Agreement and the related Loan Documents to an Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that,

(a) the applicable Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Company (in the case of all other amounts);

(c) such assignment does not conflict with applicable law;

(d) such assignee shall not be an Affiliate of either Company, the Servicer or the assigning Defaulting Lender; and

(e) the applicable Company shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder, which consent shall not be unreasonably withheld.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE III
ADDITIONAL TERMS APPLICABLE TO THE ADVANCES

SECTION 3.01. The Advances.

(a) Making the Advances. If the Lenders are required to make an Advance to a Company as provided in Section 2.03, then (subject to Section 2.03(c)) each Lender shall make such Advance in the applicable Currency on the proposed date thereof by wire transfer of immediately available funds to the Collateral Agent for deposit to a Principal Collection Account (or, in the case of Advances denominated in a Permitted Non-USD Currency, the applicable Permitted Non-USD Currency Principal Collection Account). Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of such Company to repay such Advance in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, each Company may borrow, prepay and reborrow Advances, except that prepayments made after the Reinvestment Period shall result in a reduction of Financing Commitments as provided in Section 4.07(e).

(b) Interest on the Advances.

(i) Subject to Section 3.02, (A) all outstanding Non-Traded Advances shall bear interest (from and including the date on which such Non-Traded Advance is made) at a per annum rate equal to the applicable Benchmark for each Calculation Period in effect plus the Applicable Margin for Non-Traded Advances set forth on the Transaction Schedule, and (B) all outstanding Traded Advances shall bear interest (from and including the date on which such Traded Advance is made) at a per annum rate equal to the applicable Benchmark for each Calculation Period in effect plus the Applicable Margin for Traded Advances set forth on the Transaction Schedule; provided that, following the occurrence and during the continuance of an Event of Default, all outstanding Advances and any unpaid interest thereon shall bear interest (from and including the date of such Event of Default) at a per annum rate equal to the applicable Benchmark for each Calculation Period in effect plus the applicable Adjusted Applicable Margin. For purposes of the foregoing clause (A), (x) the Benchmark for each Calculation Period with respect to Daily Simple SONIA shall be the weighted average of such Benchmark as determined on each day during such Calculation Period in respect of Advances denominated in GBP and (y) the Benchmark or Reference Rate, as applicable, for each Calculation Period with respect to Daily Simple SARON shall be the weighted average of such Benchmark or Reference Rate, as applicable, as determined on each day during such Calculation Period in respect of Advances denominated in CHF, and for purposes of the foregoing clause (B), the Benchmark for each Calculation Period with respect to Daily Simple SONIA shall be the weighted average of such Benchmark as determined on each day during such Calculation Period in respect of Advances denominated in GBP.

(ii) If at any time during the Reinvestment Period the aggregate outstanding amount of the Advances at any time is less than the Minimum Funding Amount, the amount of outstanding Advances at such time shall be deemed to equal the Minimum Funding Amount and the interest rate in respect of the positive difference between the Minimum Funding Amount and the aggregate outstanding amount of the Advances shall be deemed to be the Applicable Margin for Non-Traded Advances set forth on the Transaction Schedule minus the per annum rate payable in respect of commitment fees pursuant to Section 4.03(d) (plus, if applicable pursuant to the first proviso above, the applicable Adjusted Applicable Margin).

(iii) If on any date (x) the Traded Portfolio Investment LTV Ratio is greater than the Traded Portfolio Investment LTV (Max), the Administrative Agent may reallocate amounts between outstanding Non-Traded Advances and outstanding Traded Advances such that the Traded Portfolio Investment LTV is less than or equal to the AR, (y) the outstanding principal amount of Traded Advances exceeds an amount equal to 40% of the Financing Commitments, the Administrative Agent may reallocate amounts between outstanding Non-Traded Advances and outstanding Traded Advances such that the aggregate principal amount of outstanding Traded Advances is less than or equal to an amount equal to 40% of the Financing Commitments, or (z) the Traded Advance Test is not satisfied, the Administrative Agent may reallocate amounts between outstanding Non-Traded Advances and outstanding Traded Advances such that the Traded Advance Test is satisfied.

(c) Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder and the applicable Currency thereof. The Administrative Agent, acting solely for this purpose as an agent of each Company, shall maintain at one of its offices a register (the “Register”) in which it shall record (1) the amount of each Advance made hereunder, (2) the amount of any principal or interest due and payable or to become due and payable from each Company to each Lender hereunder and (3) the amount of any sum received by the Lenders and each Lender’s share thereof. The entries made in the Register maintained pursuant to this paragraph (c) shall be conclusive absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such Register or any error therein shall not in any manner affect the obligation of each Company to repay the Advances in accordance with the terms of this Agreement. No assignment shall be effective unless it has been recorded in the Register as provided in this section. This Section 3.01(c) shall be construed so that the Advances are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code.

Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, each Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender, and its registered assigns and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee and its registered assigns.

(d) Pro Rata Treatment. Except as otherwise provided herein, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.

(e) Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify any Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, makes it unlawful, or any Governmental Authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder (in the aggregate or in any applicable Currency), then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended (in the aggregate or with respect to the applicable Currency) until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) at the request of the Companies, such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), until such time as the Advances are required to be prepaid as required under clause (3) below, to transfer all of its rights and obligations under this Agreement (in the aggregate or with respect to the applicable Currency) to another of its offices, branches or Affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender (in the aggregate or with respect to such Currency, as applicable) shall be promptly paid in full by the Companies (together with all accrued interest and other amounts owing hereunder) but not later than the earlier of (x) if any Company requests such Lender or the Administrative Agent to take the actions set forth in clause (2) above, 20 calendar days after the date on which such Lender or the Administrative Agent notifies such Company in writing that it is unable to transfer its rights and obligations under this Agreement as specified in such clause (2) and (y) such date as shall be mandated by law; provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to a particular Reference Rate or Term SOFR Reference Rate, then the foregoing clauses (1) through (3) shall not apply and the Advances subject to such Reference Rate or Term SOFR Reference Rate, as applicable, shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the Base Rate plus the Applicable Margin for Non-Traded Advances or the Applicable Margin for Traded Advances, as applicable, set forth on the Transaction Schedule; provided, further, that no breakage costs resulting from the repayment of Advances on a date other than an Interest Payment Date shall be payable in connection with a repayment of Advances in accordance with this Section 3.01(e).

(f) Increased Costs.

(i) If any Change in Law shall

(A) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(B) impose on any Lender or the market for any Reference Rate any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; or

(C) subject any Lender or the Administrative Agent to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, upon request by such Lender or the Administrative Agent, the Companies will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(ii) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time the Companies will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(iii) A certificate of a Lender setting forth the amount or amounts necessary to compensate, and the basis for such compensation of, such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section shall be delivered to the Companies and shall be conclusive absent manifest error. The Companies shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Companies shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Companies of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180‑day period referred to above shall be extended to include the period of retroactive effect thereof.

(v) Each of the Lenders and the Administrative Agent agrees that it will take such commercially reasonable actions as the Companies may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 3.01(f) or Section 3.03; provided that no Lender or the Administrative Agent shall be obligated to take any actions that would, in the reasonable opinion of such Lender or the Administrative Agent, be disadvantageous to such Lender or the Administrative Agent (including, without limitation, due to a loss of money). In no event will any Company be responsible for increased amounts referred to in this Section 3.01(f) which relates to any other entities to which any Lender provides financing.

(vi) If any Lender (A) provides notice of unlawfulness or requests compensation under clause (v) above, this clause (vi) or Section 3.03, (B) becomes subject to a Bail-In Action; (C) becomes a Disqualified Institution, (D) is a Defaulting Lender under the definition of such term (or, in the case of a requirement to assign or delegate interests, rights and obligations as set forth below, is otherwise a Defaulting Lender), or (E) does not consent to a Material Amendment consented to by the Administrative Agent and the Required Lenders, then the Companies may, at their sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Companies that shall assume such obligations (whereupon such Lender shall be obligated to so assign), provided that, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Companies to require such assignment and delegation cease to apply. No prepayment fee that may otherwise be due hereunder shall be payable to such Lender in connection with any such assignment.

(g) No Set-off or counterclaim. Subject to Section 3.03, all payments to be made hereunder by any Company in respect of the Advances shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment shall not be less than the amounts otherwise specified to be paid under this Agreement.

SECTION 3.02. Interest Rate Unascertainable, Inadequate or Unfair.

(a) Subject to clauses (b), (d), (e), (f) and (g) of this Section 3.02, if prior to the commencement of any Calculation Period for an Advance, (x) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) adequate and reasonable means do not exist for ascertaining a Reference Rate or Term SOFR Reference Rate (including, without limitation, because such Reference Rate is not available or published on a current basis) for the applicable Currency and such Calculation Period or (B) if the then-current Benchmark is Daily Simple SOFR, adequate and reasonable means do not exist for ascertaining Daily Simple SOFR for the applicable Currency and such Calculation; provided that, with respect to any Reference Rate, no Benchmark

Transition Event shall have occurred at such time or (y) the Administrative Agent is advised by the Required Lenders that (A) the applicable Reference Rate or Term SOFR Reference Rate for the applicable Currency and such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period or (B) if the then-current Benchmark is Daily Simple SOFR, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period; then the Administrative Agent shall give notice thereof to the Companies and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Companies and the Lenders that the circumstances giving rise to such notice no longer exist, any Advance denominated in such Currency made by the Lenders shall thereupon constitute a Base Rate Advance.

Furthermore, if any Daily Simple SOFR Advance or Term Benchmark Advance is outstanding on the date of a Company’s receipt of the notice from the Administrative Agent referred to in this Section 3.02(a) with respect to a Benchmark applicable to such Term Benchmark Advance or Daily Simple SOFR Advance, then until (x) the Administrative Agent notifies such Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) such Company delivers a new Request for Advance in accordance with the terms of Section 2.03(d) then, with respect to Advances referencing the affected Benchmark (1) any Term Benchmark Advance shall, on the last day of the Calculation Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) a Daily Simple SOFR Advance so long as Daily Simple SOFR is not the subject of Section 3.02(a)(x)(B) or (y)(B) above or (y) a Base Rate Advance if Daily Simple SOFR is the subject of Section 3.02(a)(x)(B) or (y)(B) above, on such day, and (2) any Daily Simple SOFR Advance shall, on and from such day, be converted by the Administrative Agent to, and shall constitute, a Base Rate Advance.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) [Reserved].

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Companies and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.02.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Calculation Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Calculation Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon a Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, such Company may revoke any request for an Advance in, conversion to or continuation of Advances in the applicable Currency to be made, converted or continued during any Benchmark Unavailability Period and, failing that, such Company will be deemed to have converted any request for an Advance into a request for a Base Rate Advance or conversion of an outstanding Advance to a Base Rate Advance.

During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Furthermore, if any Daily Simple SOFR Advance or any Term Benchmark Advance is outstanding on the date of a Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Benchmark applicable to such Term Benchmark Advance or Daily Simple SOFR Advance, then until such time as a Benchmark Replacement for such agreed Currency is implemented pursuant to this Section 3.02(g), (1) any Term Benchmark Advance shall on the last day of the Calculation Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) a Daily Simple SOFR Advance so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Advance if Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any Daily Simple SOFR Advance shall, on and from such day, be converted by the Administrative Agent to, and shall constitute, a Base Rate Advance.

SECTION 3.03. Taxes.

(a) Payments Free of Taxes. All payments by or on account of any obligation of either Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law (including FATCA). If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Companies shall be increased as necessary so that after such deduction or withholding of Indemnified Taxes has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made of Indemnified Taxes.

(b) Payment of Other Taxes by the Companies. The Companies shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Companies. The Companies shall indemnify each Lender or the Administrative Agent, as the case may be, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or the Administrative Agent or required to be withheld or deducted from a payment to such Lender or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and the basis for such amount in reasonable detail delivered to the Companies by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Company has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of a Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Company to a Governmental Authority pursuant to this Section 3.03, such Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Companies and the Administrative Agent, at the time or times reasonably requested by the Companies or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Companies or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Companies or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Companies or the Administrative Agent as will enable the Companies or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Companies and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Companies or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall deliver to the Companies and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Companies or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an IRS Form W-8BEN or IRS Form W-8BEN-E or any applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of any Company or the Parent within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Companies and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Companies or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Companies or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) each Lender shall deliver to the Companies and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Companies or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Companies or the Administrative Agent as may be necessary for the Companies and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D),

“FATCA” shall include any amendments made to FATCA after the Effective Date.

(E) Without limiting the generality of Section 3.03(f), in the event that any Company is treated as being a tax resident in a jurisdiction that has agreed to participate in the Organisation for Economic Co-operation and Development’s Common Reporting Standard (the “CRS”), such Lender and Agent shall deliver to the Companies an entity self-certification form (or any successor form) reflecting its status for purposes of the CRS.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Companies and the Administrative Agent in writing of its legal inability to do so.

(F) The Administrative Agent shall deliver to the Companies an electronic copy of an IRS Form W-9 upon becoming a party under this Agreement attesting to the Companies that it is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 and a “U.S. financial institution” within the meaning of Treasury Regulations Section 1.1471-1(b)(136) and that it will comply with its obligations to withhold under Section 1441 and FATCA.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Financing Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV
COLLECTIONS AND PAYMENTS

SECTION 4.01. Interest Proceeds. The Companies shall notify the obligor with respect to each Portfolio Investment to remit all amounts that constitute Interest Proceeds to an Interest Collection Account; provided that Interest Proceeds denominated in a Permitted Non-USD Currency shall be deposited into the applicable Permitted Non-USD Currency Interest Collection Account. To the extent Interest Proceeds are received other than by deposit into the Interest Collection Account or an applicable Permitted Non-USD Currency Interest Collection Account, the Companies shall cause all Interest Proceeds on the Portfolio Investments to be deposited in the Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to an Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account all Interest Proceeds received by it promptly upon receipt thereof in accordance with the written direction of the Servicer.

Interest Proceeds shall be retained in an Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account and held in cash and/or (other than in the case of the Permitted Non-USD Interest Collection Accounts in respect of CHF, NZD, SEK, AUD and Euros) invested (and reinvested) at the written direction of the applicable Company (or the Servicer on its behalf) delivered to the Collateral Agent in Cash Equivalents denominated in the applicable Currency selected by the Servicer (unless an Event of Default has occurred and is continuing or a Market Value Event has occurred, in which case, selected by the Administrative Agent) (“Eligible Investments”). Eligible Investments shall mature no later than the end of the then-current Calculation Period.

Interest Proceeds on deposit in an Interest Collection Account or an applicable Permitted Non-USD Currency Interest Collection Account shall be withdrawn by the Collateral Agent (at the written direction of any Company (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent)) and applied (i) to make payments in accordance with this Agreement or (ii) to make Permitted Distributions or Permitted RIC Distributions in accordance with this Agreement.

SECTION 4.02. Principal Proceeds. The applicable Company shall notify the obligor with respect to each Portfolio Investment to remit all amounts that constitute Principal Proceeds to a Principal Collection Account; provided that Principal Proceeds denominated in a Permitted Non-USD Currency shall be deposited into the applicable Permitted Non-USD Currency Principal Collection Account. To the extent Principal Proceeds are received other than by deposit into a Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account, the Companies shall cause all Principal Proceeds received on the Portfolio Investments to be deposited in its Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the applicable Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account all Principal Proceeds received by it promptly upon receipt thereof in accordance with the written direction of the Servicer.

All Principal Proceeds shall be retained in a Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account and held in cash and/or (other than in the case of the Permitted non-USD Currency Principal Collection Account in respect of CHF, NZD, SEK, AUD and Euros) invested (and reinvested) at the written direction of the Administrative Agent in Eligible Investments selected by the Servicer (unless an Event of Default has occurred and is continuing or a

Market Value Event has occurred, in which case, selected by the Administrative Agent). All investment income on such Eligible Investments shall constitute Interest Proceeds.

Principal Proceeds on deposit in a Principal Collection Account or an applicable Permitted Non-USD Currency Principal Collection Account shall be withdrawn by the Collateral Agent (at the written direction of the applicable Company (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent)) and applied (i) to make payments in accordance with this Agreement, (ii) to make Permitted Distributions or Permitted RIC Distributions in accordance with this Agreement or (iii) towards the purchase price of Portfolio Investments purchased in accordance with this Agreement, in each case with prior notice to the Administrative Agent. For the avoidance of doubt, Principal Proceeds received in connection with the sale of any Portfolio Investment pursuant to Section 1.04 following a Market Value Event shall be used to prepay Advances as set forth therein at the written direction of the Administrative Agent.

SECTION 4.03. Principal and Interest Payments; Prepayments; Commitment Fee; Administrative Agency Fee.

(a) The Companies shall pay the unpaid principal amount of the Advances (together with accrued interest thereon) to the Lenders on the Maturity Date in accordance with the Priority of Payments and any and all cash in the Collateral Accounts shall be applied to the satisfaction of the Secured Obligations on the Maturity Date and on each Additional Distribution Date in accordance with the Priority of Payments.

(b) Accrued interest on the Advances shall be payable in arrears on each Interest Payment Date, each Additional Distribution Date and the Maturity Date in accordance with the Priority of Payments; provided that (i) interest accrued pursuant to the first proviso to Section 3.01(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Advances, accrued interest on the principal amount so repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) for the avoidance of doubt, interest on Advances shall continue to accrue during the period between the end of a Calculation Period and the corresponding Interest Payment Date, with such accrued interest to be included in the calculation of interest for the immediately succeeding Calculation Period. “Interest Payment Date” means the eighth Business Day after the last day of each Calculation Period.

(c)

(i) Subject to the requirements of this Section 4.03(c), the Companies shall have the right from time to time to prepay outstanding Advances (which prepayment shall result in a termination of Financing Commitments only to the extent required pursuant to Section 4.07) in whole or in part (A) on any Business Day that JPMorgan Chase Bank, National Association ceases to act as Administrative Agent, (B) in connection with a Market Value Cure or (C) on any Business Day without regard to clauses (A) and (B); provided that the Companies may not prepay Advances more than six (6) times during any Calculation Period pursuant to this clause (C). The Companies shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any prepayment pursuant to this Section 4.03(c)(i) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of prepayment. Each such notice (A) may be conditioned upon the occurrence or non-occurrence of any event specified therein, (B) shall specify the prepayment date and the principal amount of the Advances to be prepaid and (C) shall specify how the principal amount described in the immediately preceding clause (B) is to be allocated as between Non-Traded Advances and Traded Advances; provided that if the Administrative Agent determines that the requested allocation would cause the Traded Portfolio Investment LTV Ratio to be greater than the AR, the Administrative Agent may revise such allocation such that, after giving effect to the requested prepayment, the Traded Portfolio Investment LTV Ratio is less than or equal to the AR. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Market Value Cure, each partial prepayment of outstanding Advances shall be in an amount not less than U.S.$1,000,000. Prepayments shall be accompanied by accrued and unpaid interest.

(ii) At the request of any Lender, any prepayment pursuant to Section 4.03(c)(i)(C), whether in full or in part, that is made on a date other than an Interest Payment Date shall be accompanied by any costs incurred by such Lender in respect of the breakage of its funding at the applicable Reference Rate or Term SOFR Reference Rate for the related Calculation Period.

(d) The Companies agree to pay to the Lenders (other than a Defaulting Lender) a commitment fee in accordance with the Priority of Payments which shall accrue at 0.60% per annum on the average daily unused amount of the Financing Commitment of such Lender during the period from and including the Effective Date to but excluding the last day of the Reinvestment Period. Accrued commitment fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Once paid, such fees or any part thereof shall not be refundable under any circumstances. For the avoidance of doubt, no commitment fee shall accrue on the unused amount of any increase in the Financing Commitment resulting from a Commitment Increase Request until the related Commitment Increase Date.

(e) The Companies agree to pay the Administrative Agent on the Effective Date an upfront fee as specified in the Administrative Agency Fee Letter. Once paid, such fees or any part thereof shall not be refundable under any circumstances.

(f) The Companies agree to pay the Administrative Agent on the date on which a Maturity Extension Request is consented to by the Administrative Agent, for the account of each Lender, a fee equal to the product of (x) 0.20%, (y) the aggregate amount of Financing Commitments being extended pursuant to such Maturity Extension Request and (z) a fraction, the numerator of which equals the number of days by which the facility is being extended and the denominator of which equals 365. The payment of such fee on such date shall be a condition precedent to the effectiveness of the extension of the Scheduled Termination Date and the Reinvestment Period, if applicable, pursuant to such Maturity Extension Request.

(g) Without limiting Section 4.03(c), the Companies shall have the obligation from time to time to prepay outstanding Advances in whole or in part on any date with proceeds from sales of Portfolio Investments directed by the Administrative Agent pursuant to Section 1.04 and as set forth in Section 8.01(c). All such prepayments shall be accompanied by accrued and unpaid interest.

(h) The Companies agree to pay to the Administrative Agent the Administrative Agency Fee in the amount and in accordance with the terms specified in the Administrative Agency Fee Letter.

SECTION 4.04. MV Cure Account.

(a) The Companies shall cause all cash received by either Company in connection with a Market Value Cure to be deposited in the MV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the MV Cure Account such amounts received by it (and identified in writing as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the MV Cure Account shall be held in cash or invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Lenders). Income earned on such Eligible Investments shall be deposited into the MV Cure Account. All amounts contributed to any Company by Parent in connection with a Market Value Cure shall be paid free and clear of any right of chargeback or other equitable claim.

(b) Amounts on deposit in the MV Cure Account may be withdrawn by the Collateral Agent (at the written direction of the applicable Company or the Servicer on its behalf (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent, in which case, the Administrative Agent shall give the Companies prior written notice of any such withdrawal)) and remitted to a Company with prior notice to the Administrative Agent (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, to the Lenders for prepayment of Advances and reduction of Financing Commitment) or at the option of the Companies may be applied to make a prepayment on the Advances pursuant to Section 4.03(c)(i); provided that no Company may direct any withdrawal from the MV Cure Account if the Borrowing Base Test is not satisfied (or would not be satisfied after such withdrawal).

SECTION 4.05. Priority of Payments. On (x) each Interest Payment Date, (y) the Maturity Date and (z) after the occurrence of a Market Value Event or after the occurrence of an Event of Default and the declaration of the Secured Obligations as due and payable, upon any other Agent Business Day as directed by the Administrative Agent at least five (5) Agent Business Days prior to such date of payment (each date set forth in clause (z) above, an “Additional Distribution Date”; provided that there shall only be one Additional Distribution Date per month), the Collateral Agent shall distribute all amounts in the Collection Accounts and the Permitted Non-USD Currency Collection Accounts in the following order of priority (the “Priority of Payments”):

(a) to pay (i) first, amounts due or payable to the Collateral Agent, the Collateral Administrator and the Securities Intermediary hereunder and under the Account Control Agreement (including fees, out-of-pocket expenses and indemnities) and (ii) second, any other accrued and unpaid fees and out-of-pocket expenses (other than the Administrative Agency Fees and the commitment fee payable to the Lenders, but including Lender indemnities) due hereunder and under the Account Control Agreement; provided that payments under this clause (a) shall be up to a maximum amount of U.S.$75,000 on each Interest Payment Date, the Maturity Date and each Additional Distribution Date (in the case of any Additional Distribution Date or the Maturity Date, after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter);

(b) to pay interest due in respect of the Advances, any accrued and unpaid Administrative Agency Fees and any increased costs and commitment fees payable to the Lenders (pro rata based on amounts due);

(c) to pay (i) on each Interest Payment Date, all prepayments of the Advances required or, at the direction of the Servicer, permitted under this Agreement (including any applicable premium); (ii) on the Maturity Date (and, if applicable, any Additional Distribution Date), principal of the Advances until the Advances are paid in full and (iii) (solely with respect to Principal Proceeds) following the Reinvestment Period, principal of the Advances until the Advances are paid in full;

(d) (i) prior to the end of the Reinvestment Period, at the direction of the Servicer, to fund the Unfunded Exposure Account up to the Unfunded Exposure Amounts and (ii) after the Reinvestment Period, to fund the Unfunded Exposure Account up to the Unfunded Exposure Amount (without the requirement for any direction by the Servicer);

(e) to pay all amounts set forth in clause (a) above not paid due to the limitation set forth therein in the order set forth in clause (a) above;

(f) to make any Permitted Distributions or Permitted RIC Distributions directed pursuant to this Agreement; and

(g) (i) on any Interest Payment Date, to deposit any remaining amounts into the applicable Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account, as Principal Proceeds (or, in the case of remaining Interest Proceeds, at the election of the Servicer on behalf of the Companies, deposit such remaining amounts into the applicable Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account, as Interest Proceeds) and (ii) on the Maturity Date and any Additional Distribution Date, any remaining amounts to a Company.

Subject to Section 4.06(b), with respect to any amounts payable under Sections 4.05(a) through (g) above resulting from an Advance denominated in a Permitted Non-USD Currency, such amounts shall be paid using Interest Proceeds and/or Principal Proceeds denominated in such Currency from the applicable Permitted Non-USD Currency Collection Account.

SECTION 4.06. Payments Generally.

(a) All payments to the Administrative Agent or any Lender that is an Affiliate of the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Companies and the Collateral Agent for further distribution by the Administrative Agent (if applicable). All payments made to any other Lender, the Servicer, any Company, the Securities Intermediary or the Collateral Administrator (in the case of the Securities Intermediary and the Collateral Agent, to the extent such Person is not the Collateral Agent) shall be made to such Person at the account designated by such person in writing to the Collateral Agent. The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Servicer of the calculation of amounts payable to the Lenders in respect of the Advances and the amounts payable to the Servicer. At least two (2) Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Servicer, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made to the Administrative Agent for distribution to the Lenders shall be made as directed in writing by the Administrative Agent. Subject to Section 3.03 hereof, all payments by any Company hereunder shall be made without setoff or counterclaim. All payments hereunder shall be made in USD, other than payments of interest and principal made in respect of Advances denominated in a Permitted Non-USD Currency, which shall be made in such Permitted

Non-USD Currency. All interest calculated using the Reference Rate (other than Term CORRA) or Term SOFR Reference Rate, as applicable, hereunder shall be computed on the basis of a year of 360 days and all interest calculated using the Base Rate and Term CORRA hereunder shall be computed on the basis of a year of 365 days in each case, payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) If, at least two (2) Business Days prior to any Interest Payment Date or the Maturity Date or an Additional Distribution Date, the Collateral Administrator shall have notified the Companies, the Collateral Agent and the Administrative Agent that the Companies do not have a sufficient amount of funds in a Currency on deposit in the Collection Accounts or the Permitted Non-USD Currency Collection Accounts in respect of the applicable Currency, as applicable, that will be needed (1) to pay to the Lenders all of the amounts required to be paid on such date and/or (2) to pay any expenses required to be paid in accordance with the Priority of Payments, in each case, in such Currency as required for such payment (a “Currency Shortfall”), then, so long as no Event of Default shall have occurred and is continuing and no Market Value Event has occurred, the Companies shall exchange (or shall direct the Collateral Agent to exchange) amounts in another Currency in any applicable Permitted Non-USD Currency Collection Account or Collection Accounts for the Currency in respect of which there is a Currency Shortfall in an amount necessary to cure such Currency Shortfall. Each such exchange shall occur no later than one Business Day prior to such Interest Payment Date or Additional Distribution Date or the Maturity Date, as applicable, and shall be made at the Spot Rate at the time of conversion. If for any reason any Company shall have failed to effect any such currency exchange by the Business Day prior to such date, then the Administrative Agent shall be entitled to (but shall not be obligated to) direct such currency exchange on behalf of the Companies.

(c) At any time following the occurrence of a Market Value Event or if an Event of Default has occurred and is continuing, the Administrative Agent may in its sole discretion direct the Collateral Agent to exchange amounts attributable to the Companies held in any Permitted Non-USD Currency Account for USD, or exchange amounts in the Collection Accounts for any Permitted Non-USD Currency, in each case, at the Spot Rate for application hereunder.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any payment of principal, interest, fees or other amounts payable for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder or under any other Loan Document; second, as a Company may request (so long as no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement and that has not otherwise been funded, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and a Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders or any Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to any Company as a result of any judgment of a court of competent jurisdiction obtained by a Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 2.05 were satisfied or waived, such payment shall be applied solely to pay the Advances of, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Financing Commitments without giving effect to Section 2.03(e). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 4.07. Termination or Reduction of Financing Commitments.

(a)

(i) Subject to the requirements of this Section 4.07(a), each Company shall be entitled at its option on any Business Day after the Non-Call Period (or on any other date if JPMorgan Chase Bank, National Association ceases to act as Administrative Agent), to either (x) terminate the Financing Commitments in whole upon payment in full of all Advances, all accrued and unpaid interest, all applicable premiums (if any) and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (y) reduce in part the portion of the Financing Commitments that exceeds the sum of the outstanding Advances (after giving effect to any concurrent prepayment of Advances); provided that such payments shall be applied in the order of the most recent Advances first. The Companies shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any termination or reduction, as applicable, pursuant to this Section 4.07(a)(i) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of termination or reduction, as applicable. Each such notice may be conditioned upon the occurrence or non-occurrence of any event specified therein and shall specify the date of termination or reduction, as applicable, and the principal amount of the Financing Commitments to be so terminated or reduced, as applicable. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial reduction of Financing Commitments shall be in an amount not less than U.S.$2,000,000.

(ii) Each optional commitment termination or reduction pursuant to Section 4.07(a)(i) after the Financing Commitments are so reduced after the Non-Call Period that is made, whether in full or in part, during the period from (but excluding) the last day of the Non-Call Period to (and including) October 17, 2028, shall be accompanied by a premium equal to 1% of the principal amount of Financing Commitments so terminated or reduced, as applicable (unless JPMorgan Chase Bank, National Association has ceased to act as Administrative Agent).

(b) [Reserved].

(c) The Financing Commitments shall be automatically and irrevocably reduced by all amounts that are used to prepay or repay Advances following the occurrence of a Market Value Event or an Event of Default.

(d) All unused Financing Commitments as of the last day of the Reinvestment Period shall automatically be terminated.

(e) The Financing Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Advances following the last day of the Reinvestment Period.

ARTICLE V
THE SERVICER

SECTION 5.01. Appointment and Duties of the Servicer.

Each Company hereby appoints the Servicer as its servicer under this Agreement and to perform the investment management functions of such Company set forth herein, and the Servicer hereby accepts such appointment. For so long as no Market Value Event has occurred and no Event of Default has occurred and is continuing and subject to Section 1.04, the services to be provided by the Servicer shall consist of (x) selecting, purchasing, managing and directing the investment, reinvestment, substitution and disposition of Portfolio Investments, delivering Notices of Acquisition on behalf of and in the name of each Company and (y) acting on behalf of each Company for all other purposes hereof and the transactions contemplated hereby. The Servicer agrees to comply with all covenants and restrictions imposed on any Company herein and in each other Loan Document. Each Company hereby irrevocably appoints the Servicer its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, in connection with the performance of its duties provided for herein. Without limiting the foregoing:

(i) The Servicer shall perform its obligations hereunder with reasonable care, using a degree of skill not less than that which the Servicer exercises with respect to assets of the nature of the Portfolio Investments that it manages for itself and others having similar investment objectives and restrictions and consistent with practices and procedures followed by institutional managers of national standing relating to assets of the nature and character of the Portfolio; and

(ii) The Servicer shall not (and shall not cause any Company to) take any action that it knows or reasonably should know would (1) violate the constituent documents of any Company, (2) violate any material law, rule or regulation applicable to any Company, (3) require registration of any Company as an “investment company” under the Investment Company Act of 1940, or (4) cause any Company to violate the terms of this Agreement, any other Loan Document or any instruments relating to the Portfolio Investments.

The Servicer may employ third parties (including its Affiliates) to render advice (including investment advice) and assistance to any Company and to perform any of the Servicer’s duties hereunder, provided that the Servicer shall not be relieved of any of its duties or liabilities hereunder regardless of the performance of any services by third parties. For the avoidance of doubt, neither the Administrative Agent nor any Lender shall have the right to remove or replace the Servicer as investment adviser or servicer hereunder.

SECTION 5.02. Servicer Representations as to Eligibility Criteria; Etc.. The Servicer agrees to comply with all covenants and restrictions imposed on the Companies hereunder and not to act in contravention of this Agreement. The Servicer represents to the other parties hereto that (a) as of the Trade Date for each Portfolio Investment originated or purchased, or as of the Substitution Date for a

Substitute Portfolio Investment, as applicable, such Portfolio Investment meets all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and, except as otherwise permitted hereunder, the Concentration Limitations shall be satisfied (unless otherwise consented to by the Administrative Agent) and (b) all of the information contained in the related Notice of Acquisition is true, correct and complete in all material respects; provided that, to the extent any such information was furnished to the Companies by any third party, such information is as of its delivery date true, complete and correct in all material respects to the knowledge of the Servicer.

SECTION 5.03. Indemnification. The Servicer and the Parent, jointly and severally, shall indemnify and hold harmless each Company, the Agents, the Securities Intermediary, the Collateral Administrator and the Lenders and their respective affiliates, directors, officers, stockholders, partners, agents, employees and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, demands, damages or liabilities of any kind, including reasonable legal fees and disbursements (collectively, “Liabilities”), and shall reimburse each such Indemnified Person on a current basis for all reasonable and documented expenses (including reasonable fees and disbursements of counsel), incurred by such Indemnified Person in connection with investigating, preparing, responding to or defending any investigative, administrative, judicial or regulatory action, suit, claim or proceeding, relating to or arising out of (a) any material breach by the Servicer of any of its obligations hereunder and (b) the failure of any of the representations or warranties of the Servicer set forth herein to be true in all material respects (or, in the case of any representation or warranty already qualified by materiality, in all respects) when made or when deemed made or repeated, except to the extent that such Liabilities or expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnified Person or such Indemnified Person’s affiliates, directors, officers, stockholders, partners, agents, employees or controlling persons.

Neither the Servicer nor the Parent shall be responsible for any losses arising solely from the credit performance of the Portfolio Investments. In no event will the Servicer or the Parent be subject to any special, indirect, consequential or punitive damages.

This Section 5.03 shall survive the termination of this Agreement and the repayment of all amounts owing to the Secured Parties hereunder.

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01. Representations and Warranties. Each Company (and (x) with respect to clauses (a) through (e), (l), (n), (o), (t) through (w) and (aa), the Servicer and (y) with respect to clauses (a) through (e) and (z), the Parent) represents to the other parties hereto solely with respect to itself that as of the Effective Date and each Trade Date (or as of such other date as maybe expressly set forth below):

(a) it is duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and each other Loan Document to which it is or may become a party and to consummate the transactions herein and therein contemplated;

(b) the execution, delivery and performance of this Agreement and each such other Loan Document to which it is a party, and the consummation of the transactions contemplated herein and therein have been duly authorized by it and this Agreement and each other Loan Document to which it is or may become a party constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c) the execution, delivery and performance of this Agreement and each other Loan Document to which it is or may become a party and the consummation of the transactions contemplated herein and therein do not conflict with the provisions of its governing instruments and will not violate in any material way any provisions of Applicable Law or regulation or any applicable order of any court or regulatory body and will not result in the material breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected, in each case, except as would not reasonably be expected to have a Material Adverse Effect;

(d) it is not subject to any Adverse Proceeding;

(e) it has obtained all consents and authorizations (including all required consents and authorizations of any Governmental Authority) that are necessary or advisable to be obtained by it in connection with the execution, delivery and performance of this Agreement and each other Loan Document to which it is or may become a party and each such consent and authorization is in full force and effect except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(f) it is not required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended;

(g) it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended;

(h) it has no Indebtedness other than (i) Indebtedness incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan;

(i) no ERISA Event has occurred;

(j) as of the Effective Date it is, and after giving effect to any Advance it will be, Solvent and it is not entering into this Agreement or any other Loan Document or consummating any transaction contemplated hereby or thereby with any intent to hinder, delay or defraud any of its creditors;

(k) it is not in default under any other contract to which it is a party except where such default would not reasonably be expected to have a Material Adverse Effect;

(l) it has complied in all material respects with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and the Portfolio except where such non-compliance would not reasonably be expected to have a Material Adverse Effect;

(m) it does not have any Subsidiaries or own any Investments in any Person other than the Portfolio Investments or Investments (i) constituting Eligible Investments (as measured at their time of acquisition), (ii) acquired by any Company with the approval of the Administrative Agent, or (iii) that any Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof (or, for the avoidance of doubt, any vehicle formed by any Company to hold any such Subsidiary or Investment);

(n) (x) it has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters actually known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (y) no information (other than projections, forward-looking information, general economic data or industry information) heretofore furnished by or on behalf of any Company in writing to the Administrative Agent or any Lender in connection with this Agreement or any transaction contemplated hereby (after taking into account all updates, modifications and supplements to such information) contains (or, to the extent any such information was furnished by a third party, to any Company’s knowledge contains), when taken as a whole, as of its delivery date, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (z) as of the Effective Date, to the best knowledge of each Company, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects;

(o) all of the conditions to the acquisition or origination, as applicable, of the Portfolio Investments specified in Section 1.03 have been satisfied or waived;

(p) each Company has timely filed all Tax returns required by Applicable Law to have been filed by it; all such Tax returns are true and correct in all material respects; and such Company has paid or withheld (as applicable) all Taxes owing or required to be withheld by it (if any) shown on such Tax returns, except (x) any such Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on its books and records and (y) Taxes with respect to which the failure to file, pay or withhold, in the aggregate, would not have a Material Adverse Effect;

(q) since its inception, no Company has been treated as other than a disregarded entity for U.S. federal income tax purposes;

(r) as of the Effective Date, each Company is directly wholly owned by the Parent;

(s) prior to the Effective Date, no Company has engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar Loan or debt obligations and activities incidental thereto;

(t) no Company, nor the Parent nor the Servicer is (i) the target of Sanctions; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “High-Risk Jurisdiction subject to a Call for Action” by the Financial Action Task Force on Money Laundering, or, to the best knowledge of any Company, whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision;

or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. It is in compliance in all material respects with all applicable Sanctions and also in compliance in all material respects with all applicable provisions of the PATRIOT Act;

(u) each Company has implemented and maintains in effect or is subject to policies and procedures reasonably designed to promote compliance by such Company and its agents, directors, managers, officers and employees (as applicable) with Anti-Corruption Laws and applicable Sanctions, and each Company and its officers and directors and, to its knowledge, its employees, members and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Company being designated as a Sanctioned Person. None of (i) the Companies or their officers, managers or employees or (ii) to the knowledge of each Company, any director, manager or agent of such Company that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person;

(v) the Loan Documents represent all of the material agreements between the Servicer, the Parent and the Seller, on the one hand, and the Companies, on the other. Each Company has good and marketable title to all Portfolio Investments and other Collateral free of any Liens (other than Permitted Liens) and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming such Company or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto, as necessary or advisable in connection with the Sale and Contribution Agreements or which has been terminated;

(w) no Company is relying on any advice (whether written or oral) of any Lender, Agent or any of their respective Affiliates;

(x) there are no unpaid judgments for material Taxes with respect to any Company and no unresolved claim is being asserted with respect to the material Taxes of any Company (other than Permitted Liens);

(y) upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in the Collateral acquired with the proceeds of such Advance, free and clear of any adverse claim (other than Permitted Liens);

(z) the Parent (i) is not required to register as an investment company under the Investment Company Act of 1940, as amended and (ii) has elected to be treated as a business development company for purposes of the Investment Company Act of 1940, as amended;

(aa) all proceeds of the Advances will be used by the Companies only in accordance with the provisions of this Agreement. No part of the proceeds of any Advance will be used by any Company to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve Board. No Advance is secured, directly or indirectly, by Margin Stock, and the Collateral does not include Margin Stock; and

(bb) no Company is a “covered foreign person” as that term is used in the Outbound Investment Rules.

SECTION 6.02. Covenants of the Companies and the Servicer. Each Company (and, with respect to clauses (e), (g), (k), (r), (hh) and (ii) and clause (h) with respect to hedge agreements entered into on behalf or for the benefit of such Company, the Servicer):

(a) shall at all times: (i) maintain at least one independent manager or director; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from any other Person; (iv) [reserved]; (v) file its own Tax returns, except to the extent that such Company is treated as a “disregarded entity” for Tax purposes and is not required to file such Tax returns under Applicable Law; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and comply with all organizational formalities to maintain its separate existence; (viii) maintain separate financial books and records; (ix) pay its own liabilities only out of its own funds; (x) other than in respect of the obligations of the Parent and the Servicer set forth herein and other than any capital contributions or distributions permitted hereunder, maintain an arm’s length relationship with the Parent and each of its other Affiliates; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xiii) use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) not acquire the obligations or any securities of its Affiliates; and (xviii) maintain at least one special member (which may be the independent director), who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from such Company, shall immediately become the member of such Company in accordance with its organizational documents.

(b) shall not (i) engage, directly or indirectly, in any business, other than the transactions contemplated by this Agreement and the actions required or permitted to be performed under the preceding clause (a), including, other than with respect to any warrants received in connection with a Portfolio Investment, controlling the decisions or actions respecting the daily business or affairs of any other Person except as otherwise permitted hereunder (which, for the avoidance of doubt, shall not prohibit such Company from taking, or refraining to take, any action under or with respect to a Portfolio Investment); (ii) [reserved]; (iii) release, sell, transfer, convey or assign any Portfolio Investment unless in accordance with the Loan Documents; (iv) other than in respect of the obligations of the Parent and the Servicer set forth herein and except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of such Company, enter into any transaction with an Affiliate of such Company except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any asset or property other than the Collateral and the related assets and incidental personal property necessary for the ownership or operation of these assets.

(c) shall take all actions consistent with and shall not take any action contrary to the “Facts and Assumptions” section in the opinion of Latham & Watkins LLP, dated the Effective Date, relating to certain true sale and non-consolidation matters;

(d) shall not create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan; provided that no Company shall Purchase any Delayed Funding Term Loan if such Purchase would cause the Unfunded Exposure Amount, collateralized or uncollateralized, to exceed 10.0% of the Collateral Principal Amount;

(e) shall comply with all Anti-Corruption Laws and applicable Sanctions in all material respects and shall maintain in effect (or cause to be maintained) and enforce policies and procedures reasonably designed to promote compliance by such Company and its managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions;

(f) shall not amend any of its constituent documents in any manner that would reasonably be expected to adversely affect the Lenders in any material respect, without, in each case, the prior written consent of the Administrative Agent;

(g) shall not (A) permit the validity or effectiveness of this Agreement or any grant hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement, any other Loan Document or the Advances, except as may be expressly permitted hereby, (B) permit any Lien to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, in each case, other than Permitted Liens or (C) take any action that would cause the Lien of this Agreement not to constitute a valid perfected security interest in the Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable, except for Permitted Liens;

(h) shall not, without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), which consent may be withheld in the sole and absolute discretion of the Required Lenders, enter into any hedge agreement, in its own capacity or through the Servicer on behalf of such Company;

(i) shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by such Company (or by the Collateral Agent on behalf of such Company) in accordance with subsection (a) above materially misleading or change its jurisdiction of organization, unless such Company shall have given the Administrative Agent and the Collateral Agent at least 10 days prior written notice thereof (or such shorter period as agreed to by the Administrative Agent in writing (including via email) in its sole discretion), and shall promptly file, or authorize the filing of, appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with written confirmation to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed);

(j) shall do or cause to be done all things reasonably necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights, franchises, licenses and permits material to its business in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of the Loan Documents or any of the Collateral;

(k) shall comply with all Applicable Law (whether statutory, regulatory or otherwise), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(l) shall not merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, in each case, without the prior written consent of the Administrative Agent;

(m) except for Investments permitted by Section 6.02(u), without the prior written consent of the Administrative Agent, shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any Loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Loan Documents;

(n) shall ensure that no ERISA Event occurs;

(o) except for the security interest granted hereunder and as otherwise permitted hereunder, shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and each Company shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under such Company (other than Permitted Liens);

(p)

(i) shall promptly furnish to the Administrative Agent, and the Administrative Agent shall furnish to the Lenders, copies of the following financial statements, reports and information: (A) as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent, a copy of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year, the related consolidated statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, and commencing with the fiscal year ending December 31, 2025, setting forth in each case in comparative form the figures for the previous year, (B) as soon as available and in any event within 60 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated statements of income of the Parent and its consolidated Subsidiaries for such fiscal quarter, commencing with the fiscal year ending December 31, 2025, and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of the Parent and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, (C) as soon as available and in any event within five (5) Business Days after the end of each calendar quarter, details of each Portfolio Investment that is a Partial PIK Obligation and the quantum of interest payable under such Partial PIK Obligation that is actually being paid in kind rather than in cash (with such update to be substantially in the form of Schedule 7 and which may be delivered via email); and (D)

from time to time, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Lenders may reasonably request;

(ii) shall promptly furnish to the Administrative Agent as soon as available, but no later than the date any financial statements are due pursuant to Section 6.02(p)(i) or (p)(ii), a compliance certificate, certified by a Responsible Officer of each Company to be true and correct, (A) stating whether any Default or Event of Default exists; (B) stating that such Company is in compliance with the covenants set forth in this Agreement, including a certification that the Collateral has been Delivered to the Collateral Agent; (C) stating that the representations and warranties of such Company contained in Article IV, or in any other Loan Document, or which are contained in any document furnished at any time or in connection herewith or therewith, are true and correct in all material respects on and as of the date thereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, or to the extent any such representations and warranties are not then true and correct, setting forth what action such Company intends to take to rectify such failure; (D) certifying that such financial statements fairly present in all material respects, the financial condition and the results of operations of such Company on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments and (E) stating the amount of the Capital Call Capacity as of the last day of the applicable fiscal quarter;

(q) shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon any Company or upon the income, profits or property of any Company; provided that no Company shall be required to pay or discharge or cause to be paid or discharged any such Tax (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made or (ii) the failure of which to pay or discharge could not reasonably be expected to have a Material Adverse Effect;

(r) shall permit representatives of the Administrative Agent at any time and from time to time as the Administrative Agent shall reasonably request, and at the Companies’ expense, (A) to inspect its records relating to the Portfolio Investments and (B) to visit its properties in connection with the collection, processing or managing of the Portfolio Investments for the purpose of examining such records, and to discuss matters relating to the Portfolio Investments or such Person’s performance under this Agreement and the other Loan Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters (including, if requested by the Administrative Agent, quarterly telephone conferences with representatives of each Company with respect to review of the Portfolio Investments). Each Company agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided that such assistance shall not interfere in any material respect with any Company’s or the Servicer’s business and operations. So long as no Event of Default has occurred and is continuing and no Market Value Event has occurred, (x) such visits and inspections shall occur only (i) upon five (5) Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than once in any calendar year. Following the occurrence of a Market Value Event or following the occurrence and during the continuance of an Event of Default, there shall be no limit on the timing or number of such inspections and only two (2) Business Day’s prior notice will be required before any inspection which shall occur during normal business hours and (y) no quarterly conference call referenced above shall be required if the applicable credit analysts at the

Administrative Agent notify such Company or the Servicer that any such call is not required and all such calls will be at times that are mutually agreed to by the Servicer on behalf of such Company and such credit analysts and limited in duration;

(s) shall not use any part of the proceeds of any Advance, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X;

(t) shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that such Company may make Permitted Distributions and/or Permitted RIC Distributions subject to the other requirements of this Agreement;

(u) shall not make or hold any Investments, except (A) the Portfolio Investments or Investments constituting Eligible Investments (measured at, at the Servicer’s option, either the time of acquisition or the date on which a legally binding commitment for such Investment was entered into), (B) those that have been consented to by the Administrative Agent or (C) those such Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof (or, for the avoidance of doubt, any vehicle formed by such Company to hold any such Investments);

(v) shall not request any Advance, and no Company shall directly or indirectly, use, and shall ensure that its directors, officers, employees and agents shall not directly or, to the knowledge of such Company (following due inquiry), indirectly use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto;

(w) other than pursuant to the Sale and Contribution Agreements, shall not transfer to any of its Affiliates any Portfolio Investment purchased from any of its Affiliates (other than sales to Affiliates and Substitutions conducted on terms and conditions consistent with those of an arm’s length transaction and at fair market value);

(x) shall post on a password protected website maintained by the Administrative Agent to which the Servicer will have access, cause to be posted to a password-protected website to which the Administrative Agent shall have access or deliver directly via email to the Administrative Agent, with respect to each obligor in respect of a Portfolio Investment, without duplication of any other reporting requirements set forth in this Agreement or any other Loan Document, (A) any management discussion and analysis provided by the related obligor (and solely with respect to Traded Portfolio Investments, at the request of the Administrative Agent), (B) any financial reporting packages provided by the related obligor (and solely with respect to Traded Portfolio Investments, at the request of the Administrative Agent) and (C) any written notifications of Portfolio Investment Material Events with respect to such Portfolio Investment or the related obligor received by such Company or the Servicer (including, in each case, any attached or included information, statements and calculations)Each Company (or the Servicer on its behalf) shall post or deliver via email all information and notices set forth in the immediately preceding sentence (1) in the case of notifications of Portfolio Investment Material Events, within two (2) Business Days of actual knowledge thereof by such Company or the Servicer (following due inquiry) and (2) in all other cases, within five (5) Business Days of (i) with respect to

Non-Traded Assets, the receipt thereof by such Company or the Servicer and (ii) with respect to Traded Portfolio Investments, the request from the Administrative Agent. Each Company shall cause the Servicer to provide such other information as the Administrative Agent may reasonably request with respect to any Portfolio Investment or obligor (to the extent reasonably available to the Servicer and to the extent permitted under applicable confidentiality requirements);

(y) shall not be treated as other than a disregarded entity for U.S. federal income tax purposes;

(z) shall only have partners or owners that are treated as U.S. Persons or that are disregarded entities owned by a U.S. Person;

(aa) shall from time to time execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary to secure the rights and remedies of the Secured Parties hereunder and to grant more effectively all or any portion of the Collateral, maintain or preserve the security interest (and the priority thereof) of this Agreement or to carry out more effectively the purposes hereof, perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement, preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral and the Collateral Agent against the claims of all Persons and parties, pay any and all Taxes levied or assessed upon all or any part of the Collateral and use its commercially reasonable efforts to minimize Taxes and any other costs arising in connection with its activities or give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to this Agreement or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, and hereby authorizes the Collateral Agent to file a UCC financing statement listing ‘all assets of the debtor’ (or substantially similar language) in the collateral description of such financing statement;

(bb) [reserved];

(cc) shall not hire any employees;

(dd) shall not maintain any bank accounts or securities accounts other than the Collateral Accounts;

(ee) [reserved];

(ff) shall not make or incur any capital expenditures except as reasonably required to perform its functions in accordance with this Agreement;

(gg) shall not cancel, terminate or consent to or accept any cancellation or termination of, amend, modify or change in any manner any term or condition of any agreement or arrangement governing the services provided by the Servicer to such Company (for the avoidance of doubt, other than any amendment to this Agreement and the other Loan Documents effected in accordance with the terms hereof and thereof) in any manner that adversely affects the Lenders in any material respect;

(hh) shall not directly, or knowingly indirectly, act on behalf of, a country, territory, entity or individual that, at the time of such act, is the target of Sanctions, and none of the Companies, the

Servicer or any of their respective Affiliates, owners, directors or officers is a natural person or entity with whom dealings are prohibited under Sanctions for a natural person or entity required to comply with such Sanctions. No Company knowingly owns and will not Purchase, and the Servicer will not cause any Company to knowingly own or Purchase, any security issued by, or interest in, any country, territory, or entity whose direct ownership would be or is prohibited under Sanctions for a natural person or entity required to comply with Sanctions;

(ii) shall give notice to the Administrative Agent promptly in writing upon (and in no event later than (x) in the case of clause (B) below, one (1) Business Day after and (y) in the case of clauses (A), (C), (D) and (E) below, two (2) Business Days after) the occurrence of any of the following:

(A) the applicable Company or the Servicer obtaining actual knowledge, or upon due inquiry would have had actual knowledge, of any Adverse Proceeding;

(B) the applicable Company or the Servicer obtaining actual knowledge, or upon due inquiry would have had actual knowledge, of any Default or Event of Default;

(C) the applicable Company or the Servicer obtaining actual knowledge, or upon due inquiry would have had actual knowledge, of any adverse claim asserted against any of the Portfolio Investments, the Collateral Accounts or any other Collateral;

(D) the applicable Company or the Servicer obtaining actual knowledge, or upon due inquiry would have had actual knowledge, of any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification; and

(E) the applicable Company or the Servicer obtaining actual knowledge, or upon due inquiry would have had actual knowledge, of a Portfolio Investment which constitutes an Eligible Investment hereunder becomes an Ineligible Investment;

(jj) shall ensure that the Unfunded Exposure Amount shall not exceed 10% of the Collateral Principal Amount; provided that any Unfunded Exposure Amount shall be cash collateralized as required in accordance with Section 2.03(f); and

(kk) shall comply with the Outbound Investment Rules in all material respects and shall use commercially reasonable efforts to notify the Administrative Agent and Lenders in advance if such Company intends to engage in a transaction that may implicate a notification requirement to the Office of Investment Security of the U.S. Department of the Treasury under the Outbound Investment Rules.

SECTION 6.03. Amendments of Portfolio Investments, Etc. If any Company or the Servicer receives any notice or other communication concerning any amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related Underlying Instrument or rights thereunder (each, an “Amendment”) with respect to any Portfolio Investment or any related Underlying Instrument (and in the case of any Amendment of the type specified in the definition of “Material Amendment”, if any Company or the Servicer receives any material notice or other communication relating thereto), or makes any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, in each case which in the good faith and commercially reasonable judgment of the Servicer is not solely ministerial and clerical in nature, it will give prompt (and in any event, not later than five (5) Business Days’) notice thereof to the Administrative Agent. In any such event, such Company shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Servicer shall deem appropriate under the circumstances; provided that any amendment, supplement, waiver or other modification of the type specified in the definition of “Material Amendment” shall be subject to the approval of the Administrative Agent (and any such amendment supplement, waiver or other modification effected without such approval shall result in such Portfolio Investment being an Ineligible Investment and either Company (or the Servicer on either Company’s behalf) may submit such Portfolio Investment to be reapproved by the Administrative Agent in its sole discretion); provided further, that if an Event of Default has occurred and is continuing or a Market Value Event has occurred, such Company will exercise all voting and other powers of ownership as the Administrative Agent (acting at the direction of the Required Lenders) shall instruct (it being understood that if the terms of the related Underlying Instrument expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated). In any such case, following such Company’s receipt thereof, such Company shall promptly provide to the Administrative Agent copies of all executed amendments to Underlying Instruments, executed waiver or consent forms or other documents executed or delivered in connection with any Amendment; provided that any Amendment which is required to be delivered to the Administrative Agent shall be deemed delivered if posted to a password protected website maintained by the Administrative Agent to which the Servicer will have access.

ARTICLE VII
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) any Company shall fail to pay any amount owing by it in respect of the Secured Obligations (whether for principal, interest, fees or other amounts) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and, solely in the case of amounts other than principal and interest, (i) such failure continues for a period of one (1) Business Day following such failure or (ii) if resulting solely from an administrative error or omission by the Collateral Agent, such failure continues for a period of two (2) Business Days following such failure;

(b) any representation or warranty made or deemed made by or on behalf of any Company, the Servicer, the Parent or the Seller (collectively, the “Credit Risk Parties”) herein or in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document (other than projections, forward-looking information, general economic data, financial information provided solely by third parties which the Servicer reasonably believed to be true and accurate as of the date delivered to the Servicer or industry information) furnished pursuant hereto or in connection herewith or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made and, if such failure is capable of being remedied, such failure shall not have been remedied or waived within thirty (30) days after the earlier of (i) receipt by any Company of written notice of such failure from the Administrative Agent and (ii) a Responsible Officer of any Company becoming aware of such failure (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute a failure);

(c) (A) any Company shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a)(i) through (vii), (xi), (xiv) or (xviii), 6.02(b)(i) through (iv), (d),

(f), (h), (i), (l), (m), (o), (t), (v), (w), (cc), (hh) or (ii), Section 8.02(b) or the last sentence of the first paragraph of Section 1.04 or (B) any Credit Risk Party shall fail to observe or perform any other covenant, condition or agreement contained herein (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute such a failure) or in any other Loan Document and, in the case of this clause (B), if such failure is capable of being remedied, such failure shall continue for a period of 30 days following the earlier of (i) receipt by such Credit Risk Party of written notice of such failure from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such failure;

(d) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Risk Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Risk Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered;

(e) any Credit Risk Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Risk Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(f) any Credit Risk Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(g) the passing of a resolution by the equity holders of any Company in respect of the winding up on a voluntary basis of such Company;

(h) any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of U.S.$1,000,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against any Company, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of sixty (60) days after the date on which the right to appeal has expired;

(i) an ERISA Event occurs;

(j) a Change of Control occurs;

(k) any Company or the pool of Collateral shall become required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(l) the Servicer (i) resigns as Servicer under this Agreement, (ii) assigns any of its obligations or duties as Servicer in contravention of the terms of this Agreement or (iii) otherwise ceases to act as Servicer in accordance with the terms of this Agreement and, in each case, an Affiliate of the Servicer is not appointed (and has accepted such appointment) in accordance with this Agreement;

(m) the Net Advances are greater than the product of (1) the Net Asset Value multiplied by (2) the then-current Market Value Trigger plus 5.0% and the Net Advances exceed such level for a period of one (1) Business Day (or, if later, the last day of the Market Value Cure Period relating to the Market Value Trigger Event preceding or occurring contemporaneously with such Event of Default); or

(n) (i) failure of any Company to fund the Unfunded Exposure Account when required in accordance with Section 2.03(f) other than in the case that any Lender fails to make the Advance required in accordance with Section 2.03(f) or (ii) failure of any Company to satisfy its obligations in respect of unfunded obligations with respect to any Delayed Funding Term Loan (including the payment of any amount in connection with the sale thereof to the extent required under this Agreement); provided that the failure of any Company to undertake any action set forth in this clause (n) is not remedied within two (2) Business Days; then, and in every such event (other than an event with respect to any Company described in clause (d) or (e) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to such Company, take either or both of the following actions, at the same or different times: (i) terminate the Financing Commitments, and thereupon the Financing Commitments shall terminate immediately, and (ii) declare all of the Secured Obligations then outstanding to be due and payable in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of such Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Company; and in case of any event with respect to such Company described in clause (d) or (e) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of such Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Company.

ARTICLE VIII
COLLATERAL ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01. The Collateral Accounts.

(a) Establishment and Maintenance of Collateral Accounts. Each Company hereby appoints the Securities Intermediary to establish, and the Securities Intermediary does hereby establish pursuant to the Account Control Agreement, each of the Custodial Account, the Collection Account, the Principal Collection Account, the Interest Collection Account, the MV Cure Account and the Unfunded Exposure Account, in each case, for each Company (collectively, the “USD Collateral Accounts” and, together with the Permitted Non-USD Currency Accounts, the “Collateral Accounts”). In addition, each Company hereby appoints the Securities Intermediary to establish, and the Securities Intermediary does hereby establish pursuant to the Account Control Agreement, the Permitted Non-USD Currency Accounts for the purposes of holding cash and Portfolio Investments denominated in a Permitted Non-USD Currency pursuant to the terms hereof.

(b) Ownership of Collateral Accounts; Tax Forms. For the avoidance of doubt, each Collateral Account (including income, if any, earned on the investments of funds in such Collateral Account) will be owned by the Companies, for federal income tax purposes. The Companies are required to provide to the Securities Intermediary (i) an IRS Form W-9 or appropriate IRS Form W-8 no later than the date of this Agreement, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by Applicable Law or upon the reasonable request of the Securities Intermediary as may be necessary (x) to reduce or eliminate the imposition of U.S. withholding taxes and (y) to permit the Securities Intermediary to fulfill its tax reporting obligations under Applicable Law with respect to the Collateral Accounts or any amounts paid to the Company. If any IRS form or other documentation previously delivered becomes obsolete or inaccurate in any respect, the Companies shall timely provide to the Securities Intermediary accurately updated and complete versions of such IRS forms or other documentation. U.S. Bank National Association, both in its individual capacity and in its capacity as Securities Intermediary, shall have no liability to the Company or any other person in connection with any tax withholding amounts paid or withheld from the Collateral Accounts pursuant to Applicable Law arising from the Company’s failure to timely provide an accurate, correct and complete IRS Form W-9 or an appropriate IRS Form W-8, as applicable, or such other documentation contemplated under this paragraph. For the avoidance of doubt, no funds shall be invested with respect to such Collateral Accounts absent the Securities Intermediary having first received the IRS forms and other documentation required by this paragraph.

The Securities Intermediary agrees to maintain the Collateral Accounts in accordance with the Account Control Agreement as a “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC), in the name of each Company subject to the lien of the Collateral Agent.

(c) Investment of Funds on Deposit in the Unfunded Exposure Account. All amounts on deposit in the Unfunded Exposure Account shall be invested (and reinvested) at the written direction of the applicable Company (or the Servicer on its behalf) delivered to the Collateral Agent in Eligible Investments; provided that, following the occurrence and during the continuance of an Event of Default or following a Market Value Event, all amounts on deposit in the Unfunded Exposure Account shall be invested, reinvested and otherwise disposed of at the written direction of the Administrative Agent delivered to the Collateral Agent. Income earned on such Eligible Investments shall be deposited into the Unfunded Exposure Account.

(d) Unfunded Exposure Account.

(i) Amounts may be deposited into the Unfunded Exposure Account from time to time in accordance with Section 4.05. Amounts shall also be deposited into the Unfunded Exposure Account as set forth in Section 2.03(f).

(ii) While no Event of Default has occurred and is continuing and no Market Value Event has occurred and, subject to satisfaction of the Borrowing Base Test (after giving effect to such release), the Servicer may direct, by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator), the release of funds on deposit in the Unfunded Exposure Account (i) for the purpose of funding a Company’s unfunded commitments with respect to Delayed Funding Term Loans, for deposit into the applicable Principal Collection Account and (ii) so long as no Unfunded Exposure Shortfall Amount exists or would exist after giving effect to the withdrawal. Following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, at the written direction of the Administrative Agent (at the direction of the Required Lenders) (with a copy to the Collateral Administrator), the Securities Intermediary shall transfer all amounts in the Unfunded Exposure Account to the applicable Principal Collection Account to be applied pursuant to Section 4.05. Upon the direction of a Company by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator, the Collateral Agent and the Administrative Agent), any amounts on deposit in the Unfunded Exposure Account in excess of outstanding funding obligations of such Company shall be released to the applicable Collection Account to prepay the outstanding Advances; provided that any such prepayment does not cause the aggregate outstanding principal amount of the Advances to be less than the Minimum Funding Amount.

SECTION 8.02. Collateral Security; Pledge; Delivery.

(a) Grant of Security Interest. As collateral security for the prompt payment in full when due, on a joint and several basis, of all of each Company’s obligations to the Agents, the Securities Intermediary, the Collateral Administrator and the Lenders (collectively, the “Secured Parties”) under this Agreement (collectively, the “Secured Obligations”), each Company hereby pledges to the Collateral Agent and grants a continuing security interest in favor of the Collateral Agent in all of such Company’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights, investment property, and any and all other property of any type or nature owned by it (all of the property described in this clause (a) being collectively referred to herein as “Collateral”), including, without limitation: (1) each Portfolio Investment, (2) all of such Company’s interests in the Collateral Accounts and all investments, obligations and other property from time to time credited thereto, (3) the Sale and Contribution Agreements and each other Loan Document and all rights related to each such agreement (4) all other property of each Company and (5) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof.

(b) Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, each Company shall (1) Deliver to the Collateral Agent the Collateral hereunder as and when acquired or originated by such Company and (2) if any of the securities, monies or other property pledged by any Company hereunder are received by such Company, forthwith take such action as is necessary to ensure the Collateral Agent’s continuing perfected security interest in such Collateral (including Delivering such securities, monies or other property to the Collateral Agent).

(c) Remedies, Etc. During the period in which an Event of Default shall have occurred and be continuing, the Collateral Agent shall (but only if and to the extent directed in writing by the Administrative Agent (acting at the direction of the Required Lenders)) do any of the following:

(i) Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s or its designee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent or a designee of the Collateral Agent (acting at the direction of the Administrative Agent (acting at the direction of the Required Lenders)) may deem commercially reasonable. Each Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) calendar days’ prior notice to such Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent or its designee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(ii) Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof;

(iii) Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(iv) Endorse any checks, drafts, or other writings in each Company’s name to allow collection of the Collateral;

(v) Take control of any proceeds of the Collateral;

(vi) Execute (in the name, place and stead of any of each Company) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral; and/or

(vii) Perform such other acts as may be reasonably required to do to protect the Collateral Agent’s rights and interest hereunder.

(d) Compliance with Restrictions. Each Company and the Servicer agree that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent or its designee are hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel in writing is necessary in order to avoid any violation of Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and such Company and the Servicer further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to such Company or the Servicer for any discount allowed by the reason of the fact that such Collateral is sold in good faith compliance with any such limitation or restriction.

(e) Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above conducted in a commercially reasonable manner. Each Company and the Servicer hereby waive any claims against each Agent and Lender arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

(f) Collateral Agent Appointed Attorney-in-Fact. Each Company hereby appoints the Collateral Agent as such Company’s attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of such Company by this appointment), with full authority in the place and stead of such Company and in the name of such Company, from time to time in the Collateral Agent’s discretion (exercised at the written direction of the Administrative Agent or the Required Lenders, as the case may be), after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Agreement. Each Company hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.

(g) Further Assurances. Each Company covenants and agrees that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), such Company will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral; provided that no such document may alter the rights and protections afforded to such Company or the Servicer herein.

(h) Release of Security Interest upon Disposition of Collateral. Upon any sale, transfer or other disposition of any Collateral (or portion thereof) that is permitted hereunder, the security interest granted hereunder in such Loan or other Collateral (or the portion thereof which has been sold or otherwise disposed of) shall, immediately upon the sale or other disposition of such Loan or other Collateral (or such portion) and without any further action on the part of the Collateral Agent or any other Secured Party, be released. Upon any such release, the Collateral Agent will, at each Company’s sole expense, deliver to such Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to such Company or its nominee such documents as such Company shall reasonably request to evidence such release.

(i) Termination. Upon the payment in full of all Secured Obligations and termination of the Financing Commitments, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to each Company. Upon any such termination, the Collateral Agent will, at each Company’s sole expense, deliver to such Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to such Company or its nominee such documents as such Company shall reasonably request to evidence such termination.

ARTICLE IX
THE AGENTS

SECTION 9.01. Appointment of Administrative Agent and Collateral Agent. Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (each, an “Agent” and collectively, the “Agents”) as its agent and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Anything contained herein to the contrary notwithstanding, each Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties and at the direction provided by the Administrative Agent.

Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company as if it were not an Agent hereunder.

None of the Agents, the Securities Intermediary nor the Collateral Administrator shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) none of the Agents, the Securities Intermediary nor the Collateral Administrator shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) none of the Agents, the Securities Intermediary nor the Collateral Administrator shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby or that such Agent is required to exercise as directed in writing by (i) in the case of the Collateral Agent, the Administrative Agent or (ii) in the case of the Administrative Agent, the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, none of the Agents, the Securities Intermediary nor the Collateral Administrator shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Company that is communicated to or obtained by the financial institution serving in the capacity of such Agent (except insofar as provided to it as Agent hereunder) or any of its Affiliates in any capacity. None of the Agents, the Securities Intermediary nor the Collateral Administrator shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent (in the case of the Collateral Administrator and the Collateral Agent only) or the Required Lenders (or such other number or percentage of Lenders that shall be permitted herein to direct such action or forbearance). None of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be deemed to have knowledge of any Default, Event of Default, Market Value Event or failure of the Borrowing Base Test unless and until a Responsible Officer has received written notice thereof from any Company, a Lender or the Administrative Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement, any other agreement, instrument or document or the Collateral, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to such Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be required to risk or expend its own funds in connection with the performance of its obligations hereunder if it reasonably believes it will not receive reimbursement therefor hereunder.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Companies), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

In the event the Collateral Agent or the Collateral Administrator shall receive conflicting instruction from the Administrative Agent and the Required Lenders, the instruction of the Required Lenders shall govern. Neither of the Collateral Administrator nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act.

It is expressly acknowledged and agreed that neither of the Collateral Administrator nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance with the Eligibility Criteria or the Concentration Limitations in any instance, to determine if the conditions of “Deliver” have been satisfied or otherwise to monitor or determine compliance by any other Person with the requirements of this Agreement.

Each of the Agents, the Securities Intermediary and the Collateral Administrator may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. None of the Agents, the Securities Intermediary nor the Collateral Administrator shall be responsible for any misconduct or negligence on the part of any sub-agent or attorney appointed by such Person with due care. Each of the Agents, the Securities Intermediary and the Collateral Administrator and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates (the “Related Parties”) for such Person. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent (or such other Person) and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent (or such other Person), as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Administrative Agent may resign at any time upon 30 days’ notice to each other agent, the Lenders, the Servicer, the Securities Intermediary and each Company. Upon any such resignation, the Required Lenders shall have the right (with the consent of the Companies) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Administrator, Collateral Agent, Securities Intermediary or Administrative Agent, as applicable, gives notice of its resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor (so long as no Event of Default has occurred and is continuing and no Market Value Event has occurred, with the consent of the Servicer), which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within sixty (60) days after the retiring Agent, Collateral Agent or Securities Intermediary, as applicable, gives notice of its resignation, such Agent, Collateral Agent or Securities Intermediary, as applicable, may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral

Agent, as the case may be, hereunder (and, if applicable, under the Account Control Agreement) by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, Collateral Agent or Securities Intermediary, as applicable, hereunder and under the Account Control Agreement, and the retiring Agent, Collateral Agent or Securities Intermediary, as applicable, shall be discharged from its duties and obligations hereunder and under the Account Control Agreement. After the retiring Agent’s, Collateral Agent’s or Securities Intermediary’s, as applicable, resignation hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such retiring Agent, Collateral Agent or Securities Intermediary, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent and the Securities Intermediary may be removed at any time with 30 days’ notice by each Company (with the written consent of the Administrative Agent), with notice to the Collateral Administrator, the Collateral Agent, the Securities Intermediary, the Lenders and the Servicer (which removal of the Collateral Agent or the Securities Intermediary will also be effective as removal under the Account Control Agreement). Upon any such removal, each Company shall have the right (with the written consent of the Administrative Agent) to appoint a successor to the Collateral Agent, the Collateral Administrator and/or the Securities Intermediary, as applicable. If no successor to any such Person shall have been so appointed by such Company and shall have accepted such appointment within thirty (30) days after such notice of removal, then the Administrative Agent may appoint a successor (so long as no Event of Default has occurred and is continuing and no Market Value Event has occurred, with the consent of the Servicer), which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor shall have been so appointed and shall have accepted such appointment within sixty (60) days after the retiring Agent, Collateral Administrator or Securities Intermediary gives notice of its resignation, such Agent, Collateral Administrator or Securities Intermediary may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed Collateral Agent, Collateral Administrator and/or Securities Intermediary hereunder and under the Account Control Agreement, and the removed Collateral Agent, Collateral Administrator and/or Securities Intermediary shall be discharged from its duties and obligations hereunder (and, if applicable, under the Account Control Agreement). After the removed Collateral Agent’s, Collateral Administrator’s and/or Securities Intermediary’s removal hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such removed Collateral Agent, Collateral Administrator and/or Securities Intermediary, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be.

Upon the request of any Company or the Administrative Agent or the successor Agent, Collateral Administrator or Securities Intermediary, any such retiring or removed Agent, Collateral Administrator or Securities Intermediary shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor agent all the rights, powers and trusts of the retiring or removed Agent, Collateral Administrator or Securities Intermediary, and shall duly assign, transfer and deliver (or cause its sub-custodian or bailee to so assign, transfer and deliver) to such successor agent all property and money held by such retiring or removed Agent, Collateral Administrator or Securities Intermediary hereunder (and under the Account Control Agreement, if applicable). Upon request of any such successor, such Company and the Administrative Agent shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor agent all such rights, powers and trusts.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, any corporation into which the Collateral Agent, the Securities Intermediary or the Collateral Administrator may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be a party, or any corporation succeeding to the corporate trust or accounts bank business of the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be the successor of the Collateral Agent, the Securities Intermediary or the Collateral Administrator hereunder (and, if applicable, under the Account Control Agreement) without the execution or filing of any paper with any Person or any further act on the part of any Person.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Securities Intermediary be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the Securities Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.

Each Agent and the Collateral Administrator shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent or the Collateral Administrator, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent or the Collateral Administrator was grossly negligent in ascertaining the pertinent facts or acted in bad faith or with willful misconduct.

Each Agent and the Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.

Each Agent and the Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

In the absence of gross negligence, willful misconduct or bad faith on the part of the Agents, the Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Agents, reasonably believed by the Agents to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement but, in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Agent, the Agents shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that it conforms to the form required by such provision.

No Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war. In connection with any payment, the Collateral Agent and the Collateral Administrator are entitled to rely conclusively on any instructions provided to them by the Administrative Agent.

Before the Collateral Agent or Collateral Administrator acts or refrains from acting, it may require, and may conclusively rely on, a certificate (which may be constituted by written directions provided in accordance with this Agreement) of an officer of each Company, the Servicer or Administrative Agent. The Collateral Agent or Collateral Administrator shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate.

The Collateral Agent or Collateral Administrator may, from time to time, request that the parties hereto deliver a certificate (upon which the Collateral Agent or Collateral Administrator may conclusively rely) setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement or any related document together with a specimen signature of such authorized officers and the Collateral Agent or Collateral Administrator shall be entitled to conclusively rely on the then current certificate until receipt of a superseding certificate.

In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Bank Law”), the entity serving as Collateral Agent, Securities Intermediary or Collateral Administrator is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with such entity. Accordingly, each of the parties agrees to provide to the Collateral Agent, the Securities Intermediary or the Collateral Administrator upon its reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent, the Securities Intermediary or the Collateral Administrator to comply with Applicable Bank Law.

The rights, protections and immunities given to the Collateral Agent in this Section 9.01, the second paragraph of Section 9.02(a), the last sentence of Section 9.02(b), Section 9.02(c) and Section 9.02(h) shall likewise be available in all respects and applicable to the Securities Intermediary and the Collateral Administrator regardless of whether such Person is expressly mentioned in such provision.

SECTION 9.02. Additional Provisions Relating to the Collateral Agent and the Collateral Administrator.

(a) Collateral Agent May Perform. The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent or the Required Lenders) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein and the Administrative Agent may direct the Collateral Agent in writing to take any action incidental thereto; provided that in each case the Collateral Agent shall have no obligation to take any such action in the absence of such direction and shall have no obligation to comply with any such direction if it reasonably believes that the same (1) is contrary to Applicable Law or this Agreement or (2) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Lenders, as the case may be, make provision reasonably satisfactory to the Collateral Agent for payment of same (which provision may be payment of such cost or expense by each Company in accordance with the Priority of Payments if such arrangement is reasonably satisfactory to the Collateral Agent). With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Administrative Agent; provided that, the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent or direction of the Administrative Agent and the Collateral Agent does not receive a consent or direction (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent or applicable direction to the relevant action.

If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent shall request written instructions from the Administrative Agent as to the course of action desired by it and shall not be liable for any action taken or omitted to be taken prior to receipt of such instruction. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

Each of the Collateral Agent, Collateral Administrator and Securities Intermediary shall be entitled to accept and act upon instructions or directions pursuant to this Agreement and other Loan Documents sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, that each party providing such instructions or directions shall provide to the Collateral Agent, Collateral Administrator or Securities Intermediary written notice of persons designated to provide instructions or directions. The Collateral Agent, Collateral Administrator and Securities Intermediary shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s, Collateral Administrator’s and Securities Intermediary’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Each party hereto agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Agent, Collateral Administrator and Securities Intermediary, including without limitation the risk of the Collateral Agent, Collateral Administrator and Securities Intermediary acting on unauthorized instructions, and the risk of interception and misuse by third parties. Any party providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(b) Custody and Preservation. The Collateral Agent is required to hold in custody and preserve any of the Collateral in its possession pursuant to the terms of this Agreement and the standard of care set forth herein, provided that the Collateral Agent shall be deemed to have complied with the terms of this Agreement with respect to the custody and preservation of any of the Collateral if it takes such action for that purpose as each Company reasonably requests (or, following the occurrence of a Market Value Event or following the occurrence and during the continuance of an Event of Default, as the Administrative Agent reasonably requests), but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to comply with the terms of this Agreement. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens thereon.

(c) Collateral Agent Not Liable. Except to the extent arising from the gross negligence, willful misconduct, criminal conduct, fraud or reckless disregard of the Collateral Agent, the Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (1) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent’s failure to make payments on investments issued by the Collateral Agent, in its commercial capacity as principal obligor and not as collateral agent, in accordance with their terms) or (2) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity. It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming liability for the obligations of the other parties hereto or any parties to the Portfolio Investments or other Collateral.

(d) Certain Rights and Obligations of the Collateral Agent. Without further consent or authorization from any Lenders, the Collateral Agent may execute any documents or instruments necessary to release any lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as otherwise permitted or required hereunder or to which the Required Lenders have otherwise consented. Anything contained herein to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Agent or Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender in its individual capacity unless the Required Lenders shall otherwise agree), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the purchaser at such sale.

(e) Collateral Agent, Securities Intermediary and Collateral Administrator Fees and Expenses. Each Company agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator such fees as the Administrative Agent, the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Servicer, may agree in writing, subject to the Priority of Payments. Each Company further agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator, or reimburse the Collateral Agent, the Securities Intermediary and the Collateral Administrator for paying, reasonable and documented out-of-pocket expenses, including attorney’s fees and, in the case of the Securities Intermediary, expenses incurred by any sub-agent, sub-custodian or bailee of the Securities Intermediary, in connection with this Agreement and the transactions contemplated hereby, subject to the Priority of Payments.

(f) Execution by the Collateral Agent, the Securities Intermediary and the Collateral Administrator. The Collateral Agent, the Securities Intermediary and the Collateral Administrator are executing this Agreement solely in their capacity as Collateral Agent, Securities Intermediary and Collateral Administrator, respectively, hereunder and in no event shall have any obligation to make any Advance, provide any Advance or perform any obligation of the Administrative Agent hereunder.

(g) Reports by the Collateral Administrator. Each Company hereby appoints U.S. Bank Trust Company, National Association as Collateral Administrator and directs the Collateral Administrator to prepare the reports substantially in the form reasonably agreed by each Company, the Collateral Administrator and the Administrative Agent. Each Company and the Servicer shall cooperate with the Collateral Administrator in connection with the matters described herein, including calculations relating to the reports contemplated herein or as otherwise reasonably requested hereunder. Without limiting the generality of the foregoing, the Servicer shall supply in a timely fashion any determinations, designations, classifications or selections made by it relating to a Portfolio Investment, including in connection with the acquisition or disposition thereof, and any information maintained by it that the Collateral Administrator may from time to time reasonably request with respect to the Portfolio Investment and reasonably need to complete the reports required to be prepared by the Collateral Administrator hereunder or reasonably required to permit the Collateral Administrator to perform its obligations hereunder. The Collateral Administrator shall endeavor to deliver a draft of each such report to the Servicer and the Servicer shall review, verify and approve the contents of the aforesaid reports. To the extent any of the information in such reports conflicts with data or calculations in the records of the Servicer, the Servicer shall notify the Collateral Administrator of such discrepancy and use reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. Upon reasonable request by the Collateral Administrator, the Servicer further agrees to provide to the Collateral Administrator from time to time during the term of this Agreement, on a timely basis, any information relating to the Portfolio Investments and any proposed purchases, sales or other dispositions thereof as to enable the Collateral Administrator to perform its duties hereunder.

(h) Information Provided to Collateral Agent and Collateral Administrator. Without limiting the generality of any terms of this Section, neither the Collateral Agent nor the Collateral Administrator shall have liability for any failure, inability or unwillingness on the part of the Servicer, the Administrative Agent, any Company or the Required Lenders to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, as applicable, or otherwise on the part of any such party to comply with the terms of this Agreement, and, absent gross negligence, willful misconduct, criminal conduct, fraud or reckless disregard of the Collateral Agent or the Collateral Administrator, as applicable, shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s or Collateral Administrator’s, as applicable, part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

SECTION 9.03. Acknowledgements of the Lenders.

(a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Advances hereunder, (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning each Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Secured Party hereby agrees that (i) if the Administrative Agent notifies such Secured Party that the Administrative Agent has determined in its sole discretion that any funds received by such Secured Party from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Secured Party (whether or not known to such Secured Party), and demands the return of such Payment (or a portion thereof), such Secured Party shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Secured Party to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Secured Party shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Secured Party under this Section 9.03 shall be conclusive, absent manifest error.

(c) Each Secured Party hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Secured Party agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Secured Party shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Secured Party to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) The parties hereto hereby agree that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Secured Party that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Secured Party with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by any Company, except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from such Company for the purpose of making such Payment.

(e) Each party’s obligations under this Section 9.03 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, any Secured Party, the termination of the Financing Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 9.04. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Company is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent or the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.05 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 9.05. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Companies, the Parent or the Servicer, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Financing Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Financing Commitments and this Agreement,

(iii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Financing Commitments and this Agreement,

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Companies, the Parent or the Servicer, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Financing Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X
MISCELLANEOUS

SECTION 10.01. Non-Petition; Limited Recourse. Each of the Collateral Agent, the Securities Intermediary, the Collateral Administrator, the Servicer and the other parties hereto (other than the Administrative Agent acting at the direction of the Required Lenders) hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of any Company or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all amounts owing to the parties hereto. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement. The Administrative Agent or any Company may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, liquidation or similar proceedings. Each Company shall promptly object to the institution of any bankruptcy, winding‑up, liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor. Nothing in this Section 10.01 shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this Section that was instituted by such Company or against such Company by any Person other than a party hereto.

Notwithstanding any other provision of this Agreement or any other Loan Document, no recourse under any obligation, covenant or agreement of any Company or the Servicer contained in this Agreement shall be had against any incorporator, stockholder, partner, officer, director, member, manager, employee or agent of any Company, the Servicer or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of each Company and (with respect to the express obligations of the Servicer under the Loan Documents) the Servicer and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of each Company, the Servicer or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of each Company or the Servicer contained in this Agreement or any other Loan Document, or implied therefrom, and that any and all personal liability for breaches by each Company or the Servicer of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

SECTION 10.02. Notices. All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system of .pdf or other similar files) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto). All such notices and other communications shall be deemed to have been duly given when (a) transmitted by facsimile, (b) personally delivered, (c) in the case of a mailed notice, upon receipt, or (d) in the case of notices and communications transmitted by electronic mail or any other electronic messaging system, upon delivery, in each case given or addressed as aforesaid.

SECTION 10.03. No Waiver. No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04. Expenses; Indemnity; Damage Waiver; Right of Setoff.

(a) Each Company shall, on a joint and several basis, pay (1) all fees and reasonable and documented out‑of‑pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and their Related Parties, including the fees, reasonable charges and disbursements of one outside counsel for each Agent and the Collateral Administrator, and a single local counsel in each appropriate jurisdiction as required for the Agents and the Collateral Administrator, collectively, in connection with the preparation and administration of this Agreement, the Account Control Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (2) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator and the Lenders, including the fees, reasonable charges and disbursements of outside counsel for each Agent, the Lenders, the Collateral Administrator and the Securities Intermediary and a single local counsel in each appropriate jurisdiction as required for all of them and, in the case of the Securities Intermediary, expenses incurred by any sub-agent, sub-custodian or bailee of the Securities Intermediary, in connection herewith, including the enforcement or protection of their rights in connection with this Agreement and the Account Control Agreement, including their rights under this Section, or in connection with the Advances provided by them hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) Each Company shall, on a joint and several basis, indemnify the Agents, the Collateral Administrator, the Securities Intermediary, the Lenders and their Related Parties (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of outside counsel for each Indemnitee and their Related Parties and such other local counsel as required for any Indemnitees, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations (including, without limitation, any breach of any representation or warranty made by any Company or the Servicer hereunder (for the avoidance of doubt, after giving effect to any limitation included in any such representation or warranty relating to materiality or causing a Material Adverse Effect)) or the exercise of the parties thereto of their respective rights (including, without limitation, the approval or disapproval by the Administrative Agent of the Purchase of any Portfolio Investment in accordance with the terms of this Agreement) or the consummation of the transactions contemplated hereby, (2) any Advance or the use of the proceeds therefrom, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee or any Company is a party thereto or is pursuing or defending any such action; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or such Indemnitee’s Related Parties. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent permitted by Applicable Law, no Company nor any Indemnitee shall assert, and each hereby waives, any claim against such Company or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement, instrument or transaction contemplated hereby or thereby, any Advance or the use of the proceeds thereof; provided that nothing in this clause (c) shall limit the obligations of such Company set forth in clause (b).

(d) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Company against any of and all the obligations of the Companies now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this clause (d) are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(e) This Section 10.04 shall survive the termination of this Agreement and the repayment of all amounts owing to the Secured Parties hereunder and, if applicable, the earlier resignation or removal of any Indemnitee.

SECTION 10.05. Amendments. Subject to Section 3.02, no amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission or electronic mail) and executed by each of the Administrative Agent, the Required Lenders, each Company and the Servicer; provided that the Administrative Agent and each Company shall be permitted to amend any provision of this Agreement (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and each Company shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision; provided, however, that any amendment to the power of attorney set forth in the final paragraph of Section 1.04 that the Administrative Agent determines in its commercially reasonable judgment is necessary to effectuate the sale of an asset pursuant to Section 1.04 hereof following the occurrence and during the continuance of a Market Value Event where the purchaser of such asset is requesting such amendment and which amendment would not result in an increase or decrease in the rights, duties or liabilities of the Servicer, any Company or any of their respective Affiliates under this Agreement or any other Loan Documents and shall not be required to be executed by the Servicer or any Company; provided, further, that the

Administrative Agent may waive any of the Eligibility Criteria and the requirements set forth in Schedule 3 or Schedule 4 in its sole discretion; provided further that none of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be required to execute any amendment that affects its rights, duties, protections or immunities; provided further that any Material Amendment shall require the prior written consent of each Lender affected thereby.

SECTION 10.06. Successors; Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Company may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Servicer, the Administrative Agent and the Required Lenders (and any attempted assignment or transfer by any Company without such consent shall be null and void) and the Servicer may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent. Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth below, any Lender may assign to any other Person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances at the time owing to it) to a bank, a broker-dealer or an insurance company or other person that, in each case, is not a Disqualified Institution (each, an “Assignee”), with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent and, with respect to an assignment by any Lender other than JPMCB or its Affiliates, the Companies (provided that no such consent of the Companies shall be required if a Market Value Event has occurred or if an Event of Default has occurred and is continuing); provided that, so long as no Market Value Event has occurred and no Event of Default has occurred and is continuing, (i) no Lender may assign all or a portion its rights and obligations under this Agreement to a Competitor without the prior consent of each Company, (ii) any Lender that wishes to assign all or a portion of its rights and obligations under this Agreement shall (x) provide prior notice of the proposed assignment to each Company and the Servicer and (y) permit each Company (or the Servicer on its behalf) an opportunity to propose an assignee within five (5) Business Days of such notice (with no obligation on the Lender to accept such proposed assignee) and (iii) any assignee of any portion of a Lender’s Financing Commitment that is not an existing Lender or its affiliate or an assignee proposed by any Company must be a Permitted Revolver Assignee.

Assignments shall be subject to the following additional conditions: (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and (B) the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption agreement in form and substance acceptable to the Administrative Agent.

Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender’s rights and obligations under this

Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Sections 5.03 and 10.04).

The Administrative Agent, acting solely for this purpose as an agent of each Company, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and the Register. The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Company, any Lender and the Servicer, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.

(c) Any Lender may sell participations to one or more banks or other entities (other than a Disqualified Institution) (a “Lender Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (3) each Company, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (4) so long as no Market Value Event has occurred and no Event of Default has occurred and is continuing, no Lender may sell a participation hereunder to a Competitor without the prior consent of such Company and (5) so long as no Market Value Event has occurred and no Event of default has occurred and is continuing, no Lender which is not JPMCB or its Affiliate may sell a participation hereunder to a Lender Participant other than JPMCB or its Affiliates without the prior consent of the Companies. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Lender Participant, agree to any Material Amendment that affects such Lender Participant.

(d) Each Lender that sells a participation shall, acting solely for this purpose as an agent of each Company, maintain a register on which it enters the name and address of each Lender Participant and the principal amounts (and stated interest) of each Lender Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Lender Participant or any information relating to a Lender Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent required under clause (c)(4) above or to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Each Company agrees that each Lender Participant shall be entitled to the benefits of Sections 3.01(e) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the Lender that sells the participation)) to the same extent as if it were a

Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Lender Participant (A) agrees to be subject to the provisions of Section 3.01(f) relating to replacement of Lenders as if it were an assignee under paragraph (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01(e) and 3.03, with respect to any participation, than the Lender that sells the participation would have been entitled to receive had there been no such participation, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Lender Participant acquired the applicable participation. Each Lender that sells a participation agrees, at such Company’s request and expense, to use reasonable efforts to cooperate with such Company to effectuate the replacement of Lenders provisions set forth in Section 3.01(f) with respect to any Lender Participant.

(e) Notwithstanding anything to the contrary in this Agreement:

(i) each Lender and Assignee as of the date hereof represents and warrants each Person that becomes a Lender after the date hereof represents and warrants as of the date it becomes a Lender, that is not a Disqualified Institution;

(ii) each Lender shall (x) use commercially reasonable efforts to maintain its status as a Treaty Beneficiary until the Maturity Date and (y) promptly give written notification to the Administrative Agent and each Company if it ceases to be a Treaty Beneficiary;

(iii) no Lender, Assignee or Lender Participant may assign, sell participation in or otherwise transfer any of its rights or obligations hereunder to any Person other than a Person that is not a Disqualified Institution; and

(iv) any agreement or instrument pursuant to which a Lender sells a participation shall set forth provisions materially identical to the provisions of this Section 10.06(e).

SECTION 10.07. Governing Law; Submission to Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Submission to Jurisdiction. Any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”) shall be tried and litigated in the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. With respect to any Proceedings, each party hereto irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City (except solely to the extent that all such Courts lawfully decline to exercise such jurisdiction) and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings to enforce any judgment against any such party arising out of or relating to this Agreement in the courts of any place where such party or any of its assets may be found or located, nor will the bringing of such Proceedings in any one or more jurisdictions preclude the bringing of such Proceedings in any other jurisdiction.

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) Consent to Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.08. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 10.08 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.09. PATRIOT Act. Each Lender and Agent that is subject to the requirements of the PATRIOT Act hereby notifies each Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Company, which information includes the name and address of such Company and other information that will allow such Lender or Agent to identify such Company in accordance with the PATRIOT Act.

SECTION 10.10. Counterparts. This Agreement (and each amendment, modification and waiver in respect of this Agreement) may be executed in any number of counterparts by facsimile, other written form of communication or electronic transmission (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by any Company and reasonably available at no undue burden or expense to the Collateral Agent or Collateral Administrator), each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by facsimile or any such electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. Any electronically signed document delivered via email from a person purporting to be an authorized officer shall be considered signed or executed by such authorized officer on behalf of the applicable Person. None of the Collateral Agent nor Securities Intermediary shall have a duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

SECTION 10.11. Headings Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

As used herein:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA

Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 10.13. Confidentiality.

Each Agent, the Collateral Administrator, the Securities Intermediary and each Lender agrees to maintain the confidentiality of the Information until the date that is two (2) years after the Maturity Date (or, in the case of Information relating specifically to the organizational structure of the Parent, three (3) years after the Maturity Date), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors and, in the case of the Securities Intermediary, any sub-agent, sub-custodian or bailee of the Securities Intermediary (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder, the sale of any Portfolio Investment following the occurrence of a Market Value Event or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.13, to (x) any assignee of or Lender Participant in or any prospective assignee of or Lender Participant in, any of its rights or obligations under this Agreement, or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Company and its obligations, (vii) with the consent of each Company, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.13 by the delivering party or its Affiliates or (y) becomes available to any Agent, the Collateral Administrator, the Securities Intermediary or any Lender on a nonconfidential basis from a source other than any Company or (ix) to the extent permitted or required under this Agreement or the Account Control Agreement. For the purposes of this Section 10.13, any Person required to maintain the confidentiality of Information as provided in this Section 10.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, each Agent, the Collateral Administrator, the Securities Intermediary and each Lender acknowledges that under certain circumstances it may be necessary to enter into such additional confidentiality agreements as may be necessary to allow the Servicer and/or any Company, as applicable, to comply with the confidentiality provisions contained in the Underlying Instruments of the Portfolio Investments actually known to it.

For the avoidance of doubt, any Person may disclose confidential Information to report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency inspector general, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. There is no prior authorization necessary hereunder to make any such reports or disclosures and there is no notification requirement that any such reports or disclosures have been made.

SECTION 10.14. Joint and Several Liability. Each Company acknowledges, agrees, represents and warrants the following:

(a) Inducement. The Administrative Agent has been induced to make the Loans to each Company in part based upon the assurances by each Company that each Company desires that the Obligations under this Agreement be honored and enforced as separate obligations of each Company, should the Administrative Agent desire to do so.

(b) Combined Liability. Notwithstanding the foregoing, each Company shall be jointly and severally liable to the Administrative Agent for all representations, warranties, covenants, obligations and indemnities, including the Loans and the other Obligations, and the Administrative Agent may at its option enforce the entire amount of the Loans and the other Obligations against any one or more Company.

(c) Separate Exercise of Remedies. The Administrative Agent may exercise remedies against any Company and its property separately, whether or not the Administrative Agent exercises remedies against any other Company or its property. The Administrative Agent may enforce one or more Company’s obligations without enforcing any other Company’s obligations and vice versa. Any failure or inability of Lender to enforce one or more Company’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of any other Company. If the Administrative Agent forecloses or exercises similar remedies under any one or more Loan Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Administrative Agent from such foreclosure or similar remedy or, if applicable, the Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Loan Documents under the applicable state law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Executed as a deed by

CPCI FUNDING SPV, LLC,
as a Company

By: Crescent Private Credit Income Corp., its manager

By: /s/ Raymond Barrios
Name: Raymond Barrios
Title: President

By: /s/ Kirill Bouek
Name: Kirill Bouek
Title: Chief Financial Officer

Executed as a deed by

CPCI FUNDING SPV II, LLC,
as a Company

By: Crescent Private Credit Income Corp., its manager

By: /s/ Raymond Barrios
Name: Raymond Barrios
Title: President

By: /s/ Kirill Bouek
Name: Kirill Bouek
Title: Chief Financial Officer

CRESCENT PRIVATE CREDIT INCOME CORP.,
as Servicer

By: /s/ Raymond Barrios
Name: Raymond Barrios
Title: President

By: /s/ Kirill Bouek
Name: Kirill Bouek
Title: Chief Financial Officer

DOCPROPERTY "CUS_DocIDChunk0" US\010940\00399\68759268.v22

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By /s/ Jon C. Warn
Name: Jon C. Warn
Title: Senior Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Administrator

By /s/ Jon C. Warn
Name: Jon C. Warn
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Securities Intermediary

By /s/ Jon C. Warn _
Name: Jon C. Warn
Title: Senior Vice President

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By /s/ James Greenfield
Name: James Greenfield
Title: Executive Director

The Lenders

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By /s/ James Greenfield
Name: James Greenfield
Title: Executive Director

For purposes of Sections 5.03 and 6.01 of this Agreement:

CRESCENT PRIVATE CREDIT INCOME CORP.,
as Parent

By: /s/ Raymond Barrios
Name: Raymond Barrios
Title: President

By: /s/ Kirill Bouek
Name: Kirill Bouek
Title: Chief Financial Officer

SSchedule 1

Transaction Schedule

1.	Types of Financing	Available	Financing Limit

	Advances	yes

(i) Prior to the Scheduled Financing Commitment Increase Date, U.S.$575,000,000; subject to the satisfaction of the Scheduled Financing Commitment Increase Conditions, U.S.$650,000,000; and (ii) on and after a Commitment Increase Date, if any, U.S.$650,000,000 plus the principal amount principal amount of each increase in the Financing Commitment set forth in the applicable Commitment Increase Requests up to $875,000,000(in the aggregate, including, for the avoidance of doubt, the Scheduled Financing Commitment Increase Amount available only in connection with the Scheduled Financing Commitment Increase), in each case, as reduced from time to time pursuant to Section 4.07.

Notwithstanding anything in this Agreement to the contrary, (I) the Dollar Equivalent of the aggregate outstanding principal amount of all Advances denominated in any Permitted Non-USD Currency does not exceed an amount equal to the lesser of (A) the product of (i) 25% and (ii) the Financing Limit then in effect and (B) the Collateral Principal Amount of all Portfolio Investments denominated in any Permitted Non-USD Currency, (II) the Dollar Equivalent of the aggregate outstanding principal amount of all Advances

DOCPROPERTY "CUS_DocIDChunk0" US\010940\00399\68759268.v22

denominated in GBP does not exceed an amount equal to the lesser of (A) the product of (i) 10% and (ii) the Financing Limit then in effect and (B) the Collateral Principal Amount of all Portfolio Investments denominated in GBP, (III) the Dollar Equivalent of the aggregate outstanding principal amount of all Advances denominated in AUD does not exceed an amount equal to the lesser of (A) the product of (i) 10% and (ii) the Financing Limit then in effect and (B) the Collateral Principal Amount of all Portfolio Investments denominated in AUD, (IV) the Dollar Equivalent of the aggregate outstanding principal amount of all Advances denominated in NZD does not exceed an amount equal to the lesser of (A) the product of (i) 10% and (ii) the Financing Limit then in effect and (B) the Collateral Principal Amount of all Portfolio Investments denominated in NZD, (V) the Dollar Equivalent of the aggregate outstanding principal amount of all Advances denominated in SEK does not exceed an amount equal to the lesser of (A) the product of (i) 5% and (ii) the Financing Limit then in effect and (B) the Collateral Principal Amount of all Portfolio Investments denominated in SEK and (VI) the Dollar Equivalent of the aggregate outstanding principal amount of all Advances denominated in CHF does not exceed an amount equal to the lesser of (A) the product of (i) 10% and (ii) the Financing Limit then in effect and (B) the Collateral Principal Amount of all Portfolio Investments denominated in CHF.

2.	Lenders	Financing Commitment
JPMorgan Chase Bank, National Association

(i) Prior to the Scheduled Financing Commitment Increase Date, U.S.$575,000,000; subject to the satisfaction of the Scheduled Financing Commitment Increase Conditions, U.S.$650,000,000; and (ii) on and after a Commitment Increase Date, if any, U.S.$650,000,000 plus the principal amount principal amount of each increase in the Financing Commitment set forth in the applicable Commitment Increase Requests up to $875,000,000 (in the aggregate, including, for the avoidance of doubt, the Scheduled Financing Commitment Increase Amount available only in connection with the Scheduled Financing Commitment Increase), in each case, as reduced from time to time pursuant to Section 4.07.

Notwithstanding anything in this Agreement to the contrary, (I) the Dollar Equivalent of the aggregate outstanding principal amount of all Advances denominated in any Permitted Non-USD Currency does not exceed an amount equal to the lesser of (A) the product of (i) 25% and (ii) the Financing Commitment then in effect and (B) the Collateral Principal Amount of all Portfolio Investments denominated in any Permitted Non-USD Currency, (II) the Dollar Equivalent of the aggregate outstanding principal amount of all Advances denominated in GBP does not exceed an amount equal to the lesser of (A) the product of (i) 10% and (ii) the Financing Commitment then in effect and (B) the Collateral Principal Amount of all Portfolio Investments denominated in GBP, (III) the Dollar Equivalent of the aggregate outstanding principal amount of all

Advances denominated in AUD does not exceed an amount equal to the lesser of (A) the product of (i) 10% and (ii) the Financing Commitment then in effect and (B) the Collateral Principal Amount of all Portfolio Investments denominated in AUD, (IV) the Dollar Equivalent of the aggregate outstanding principal amount of all Advances denominated in NZD does not exceed an amount equal to the lesser of (A) the product of (i) 10% and (ii) the Financing Limit then in effect and (B) the Collateral Principal Amount of all Portfolio Investments denominated in NZD, (V) the Dollar Equivalent of the aggregate outstanding principal amount of all Advances denominated in SEK does not exceed an amount equal to the lesser of (A) the product of (i) 5% and (ii) the Financing Limit then in effect and (B) the Collateral Principal Amount of all Portfolio Investments denominated in SEK and (VI) the Dollar Equivalent of the aggregate outstanding principal amount of all Advances denominated in CHF does not exceed an amount equal to the lesser of (A) the product of (i) 10% and (ii) the Financing Limit then in effect and (B) the Collateral Principal Amount of all Portfolio Investments denominated in CHF.

3.	Scheduled Termination Date:	October 17, 2030.

4.	Interest Rates

Applicable Margin for Non-Traded Advances:

On any date of determination, with respect to interest based on any Benchmark, 1.90% (subject to increase in accordance with Section 3.01(b)); provided that, in the case of Advances denominated in GBP, the Applicable Margin for Advances shall be the applicable percentage specified above plus 0.1193% per annum.

With respect to interest on any Base Rate Advance, 1.90% (subject to increase in accordance with Section 3.01(b)); provided that, in the case of Advances denominated in GBP, the Applicable Margin for Advances shall be the applicable percentage specified above plus 0.1193% per annum.

Applicable Margin for Traded Advances:

On any date of determination, with respect to interest based on any Benchmark, 1.35% (subject to increase in accordance with Section 3.01(b)); provided that, in the case of Advances denominated in GBP, the Applicable Margin for Advances shall be the applicable percentage specified above plus 0.1193% per annum.

With respect to interest on any Base Rate Advance, 1.35% (subject to increase in accordance with Section 3.01(b)); provided that, in the case of Advances denominated in GBP, the Applicable Margin for Advances shall be the applicable percentage specified above plus 0.1193% per annum.

5.	CPCI SPV Account Numbers

	Custodial Account:	[__]
	Interest Collection Account:	[__]
	Principal Collection Account:	[__]
	MV Cure Account:	[__]
	Unfunded Exposure Account:	[__]

Permitted Non-USD Currency Accounts:
AUD:
	AUD Custodial Account:	[__]

AUD Interest Collection Account:	[__]
AUD Principal Collection Account:	[__]

CAD:
CAD Custodial Account:	[__]
CAD Interest Collection Account:	[__]
CAD Principal Collection Account:	[__]
GBP:
GBP Custodial Account:	[__]
GBP Interest Collection Account:	[__]

GBP Principal Collection Account:	[__]

Euro:
Euro Custodial Account:	[__]
Euro Interest Collection Account:	[__]
Euro Principal Collection Account:	[__]

NZD:
NZD Custodial Account:	[__]
NZD Interest Collection Account:	[__]
NZD Principal Collection Account:	[__]

SEK:
SEK Custodial Account:	[__]
SEK Interest Collection Account:	[__]
SEK Principal Collection Account:	[__]

CHF:
CHF Custodial Account:	[__]
CHF Interest Collection Account:	[__]
CHF Principal Collection Account:	[__]

6.	CPCI SPV II Account Numbers

	Custodial Account:	[__]
	Interest Collection Account:	[__]
	Principal Collection Account:	[__]
	MV Cure Account:	[__]
	Unfunded Exposure Account:	[__]

CAD:
	CAD Custodial Account:	[__]
	CAD Interest Collection Account:	[__]
	CAD Principal Collection Account:	[__]

GBP:
	GBP Custodial Account:	[__]
	GBP Interest Collection Account:	[__]
	GBP Principal Collection Account:	[__]

Euro:
	Euro Custodial Account:	[__]
	Euro Interest Collection Account:	[__]
	Euro Principal Collection Account:	[__]

7.	Market Value Trigger:	As of any date of determination, the then-current “AR” specified in the definition of the term Borrowing Base Test plus 7.5%

8.	Market Value Cure Level:	As of any date of determination, the then-current “AR” specified in the definition of the term Borrowing Base Test

9.	Purchases of Restricted Securities

Notwithstanding anything herein to the contrary, no Portfolio Investment may constitute, at the time of initial purchase, a Restricted Security. As used herein, “Restricted Security” means any security that forms part of a new issue of publicly issued securities (a) with respect to which an Affiliate of any Lender that is a “broker” or a “dealer”, within the meaning of the Securities Exchange Act of 1934, participated in the distribution as a member of a selling syndicate or group within 30 days of the proposed purchase by any Company and (b) which any Company proposes to purchase from any such Affiliate of any Lender.

Addresses for Notices
CPCI SPV:	CPCI Funding SPV, LLC c/o Crescent Private Credit Income Corp. 11100 Santa Monica Blvd. Suite 2000 Los Angeles, California 90025	Attn: [__] Telephone: [__] Email: [__]
With a copy to: [__]
CPCI SPV II:	CPCI Funding SPV II, LLC c/o Crescent Capital Group 11100 Santa Monica Blvd. Suite 2000 Los Angeles, California 90025	Attn: [__] Telephone: [__] Email: [__]
With a copy to: [__]
The Servicer:	Crescent Private Credit Income Corp. c/o Crescent Capital Group 11100 Santa Monica Blvd. Suite 2000 Los Angeles, California 90025	Attn: [__] Telephone: [__] Email: [__]
With a copy to: [__]
The Administrative Agent:	JPMorgan Chase Bank, National Association	Attention: [__]

	c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713	Telephone: [__]

with a copy to
	JPMorgan Chase Bank, National Association 383 Madison Ave. New York, New York 10179	Attention: [__] Telephone: [__] Email: [__] With a copy to: [__]

The Collateral Agent:	U.S. Bank Trust Company, National Association 214 North Tryon Street, 26th Floor Charlotte, North Carolina 28202-1078	Attention: Global Corporate Trust -- CPCI Funding SPV, LLC Email: [__]

The Securities Intermediary:	U.S. Bank National Association 214 North Tryon Street, 26th Floor Charlotte, North Carolina 28202-1078	Attention: Global Corporate Trust -- CPCI Funding SPV, LLC Email: [__]

The Collateral Administrator:	U.S. Bank Trust Company, 214 North Tryon Street, 26th Floor Charlotte, North Carolina 28202-1078	Attention: Global Corporate Trust -- CPCI Funding SPV, LLC Email: [__]

JPMCB:	JPMorgan Chase Bank, National Association c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713	Attention: [__] Facsimile: [__]

	with a copy to: JPMorgan Chase Bank, National Association 383 Madison Ave. New York, New York 10179	Attention: [__] Telephone: [__]

Each other Lender:	The address (or facsimile number or electronic mail address) provided by it to the Administrative Agent.